                                                        PURSUANT TO RULE 424(b)3
                                                      REGISTRATION NO. 333-93399

PROSPECTUS SUPPLEMENT
(TO THE PROSPECTUS DATED JANUARY 10, 2002)

                                     [LOGO]

                           REEF GLOBAL ENERGY I, L.P.

            375 UNITS OF PREFORMATION LIMITED PARTNER INTERESTS AND
         125 UNITS OF PREFORMATION ADDITIONAL GENERAL PARTNER INTERESTS

OFFERING PRICE: $20,000 PER UNIT                              MINIMUM PURCHASE: $5,000 ( 1/4 UNIT)

    Reef Global Energy I, L.P. is a limited partnership to be formed to drill and own interests in oil and natural gas properties around the world. The partnership intends to enter into agreements with major or independent oil and gas companies to drill and own interests in oil and natural gas properties. At times, the partnership may drill and own interests without such strategic partners. The primary purposes of the partnership will be to generate revenue from the production of oil and gas, distribute cash to the partners, and provide tax benefits. We are Reef Partners LLC ("Reef Partners") and we will be the managing general partner of the partnership. This partnership is the first to be offered in a series of up to ten partnerships to be formed by us comprising a program called Reef Global Energy Ventures.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. BEFORE BUYING UNITS, YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON
PAGE S-9 IN THIS PROSPECTUS SUPPLEMENT, INCLUDING:

    OIL AND GAS OPERATIONS ARE HIGHLY SPECULATIVE   -  WE WILL MANAGE AND
CONTROL THE PARTNERSHIP   -  YOU WILL BE UNABLE TO EVALUATE DRILLING OR
INVESTMENT PROSPECTS   -  THE PARTNERSHIPS MAY ACQUIRE INTERESTS ABROAD AND WILL
BE SUBJECT TO THE RISKS OF INTERNATIONAL OPERATIONS   -  THIRD PARTIES MAY
CONTROL DRILLING, COMPLETION AND PRODUCTION OPERATIONS   -  PERSONAL LIABILITY
OF ADDITIONAL GENERAL PARTNERS   -  LIMITED TRANSFERABILITY OF PARTNERSHIP
INTERESTS   -  CASH DISTRIBUTIONS ARE NOT GUARANTEED   -  CONFLICTS OF INTEREST
  -  TAX RISKS

                                                                          MINIMUM       MAXIMUM
                                                                          OFFERING      OFFERING
                                                              PER UNIT   (50 UNITS)   (500 UNITS)
                                                              --------   ----------   ------------
Offering Price..............................................  $20,000    $1,000,000   $10,000,000
Management Fee and Organization and Offering Costs,
  including Commissions.....................................    3,000       150,000     1,500,000
                                                              -------    ----------   -----------
Proceeds, before Expenses, to the Partnership...............  $17,000    $  850,000   $ 8,500,000
                                                              =======    ==========   ===========

    Western American Securities Corporation is the dealer manager for this offering. It is offering the units on a "best efforts minimum/maximum" basis. The dealer manager must sell the minimum number of units in the partnership (50) in order for the partnership to be formed. The dealer manager is required to use only its best efforts to sell the units offered in the partnership.

                                     [LOGO]

                                JANUARY 10, 2002

                   IMPORTANT NOTICE ABOUT INFORMATION IN THIS
             PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

    This prospectus supplement describes the specific terms of the units we are offering in Reef Global Energy I, L.P. The base prospectus gives more general information regarding Reef Global Energy Ventures, some of which may not apply to the units we are offering by this prospectus supplement.

    IF THE DESCRIPTION OF THE UNITS VARIES BETWEEN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT OFFERING TO SELL THE UNITS IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE LATER THAN JANUARY 10, 2002.

                            ------------------------

    We include cross references in this prospectus supplement to captions in the prospectus and this prospectus supplement where you can find further related information. The following table of contents tells you where to find these captions.

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

PROSPECTUS SUMMARY..........................................   S-5
RISK FACTORS................................................   S-9
FORWARD-LOOKING STATEMENTS..................................  S-16
TERMS OF THE OFFERING.......................................  S-17
SOURCE OF FUNDS AND USE OF PROCEEDS.........................  S-20
PROPOSED ACTIVITIES.........................................  S-21
PRIOR ACTIVITIES............................................  S-23
PLAN OF DISTRIBUTION........................................  S-34

                            PROSPECTUS
PROSPECTUS SUMMARY..........................................     1
  Terms of the Offering.....................................     1
  Risk Factors..............................................     3
  Our Compensation..........................................     3
  Participation in Distributions, Profits, Losses, Costs and
    Revenues................................................     3
  Use of Proceeds...........................................     3
  Tax Considerations; Opinion of Counsel....................     4
RISK FACTORS................................................     5
  Special Risks of the Partnerships.........................     5
  Risks of Oil and Natural Gas Investments..................     9
  Tax Risks.................................................    11
FORWARD-LOOKING STATEMENTS..................................    12
TERMS OF THE OFFERING.......................................    13
  General...................................................    13
  Offering Periods..........................................    13

  Election to Purchase as Limited Partner or Additional
    General Partner.........................................    14
  Subscriptions for Units; Escrow Account...................    14
  Formation of the Partnerships.............................    15
  Types of Units............................................    15
  Investor Suitability......................................    17
ASSESSMENTS AND FINANCING...................................    19
SOURCE OF FUNDS AND USE OF PROCEEDS.........................    20
  Source of Funds...........................................    20
  Use of Proceeds...........................................    20
  Subsequent Source of Funds................................    21
PARTICIPATION IN DISTRIBUTIONS, PROFITS, LOSSES, COSTS AND
  REVENUES..................................................    21
  Cash Distributions........................................    21
  Profits and Losses........................................    21
  Revenues..................................................    22
  Costs.....................................................    22
  Deficit Capital Account Balances..........................    24
  Cash Distribution Policy..................................    24
  Termination...............................................    25
  Amendment of Partnership Allocation Provisions............    25
COMPENSATION TO THE MANAGING GENERAL PARTNER................    25
PROPOSED ACTIVITIES.........................................    26
  Introduction..............................................    26
  Acquisition and Drilling of Undeveloped Prospects.........    27
  Gulf of Mexico Prospects..................................    29
  Title to Properties.......................................    29
  Drilling and Completion Phase.............................    30
  Production Phase of Operations............................    31
  Insurance.................................................    31
COMPETITION, MARKETS AND REGULATION.........................    32
  Competition...............................................    32
  Markets...................................................    32
  Regulation................................................    33
MANAGEMENT..................................................    34
  General...................................................    34
  Reef Partners LLC.........................................    35
  Ownership of Reef Partners LLC............................    36
  Compensation..............................................    36
  Legal Proceedings.........................................    36
CONFLICTS OF INTEREST.......................................    37
FIDUCIARY RESPONSIBILITY OF THE MANAGING GENERAL PARTNER....    42
PRIOR ACTIVITIES............................................    43
TAX CONSIDERATIONS..........................................    54
  Summary of Conclusions....................................    55
  General Tax Effects of Partnership Structure..............    57
  Intangible Drilling and Development Costs Deductions......    58
  Depletion Deductions......................................    59
  Depreciation Deductions...................................    60
  Interest Deductions.......................................    60
  Transaction Fees..........................................    60
  Basis and at Risk Limitations.............................    61
  Passive Loss Limitations..................................    61

  Conversion of Interests...................................    62
  Alternative Minimum Tax...................................    62
  Gain or Loss on Sale of Property or Units.................    63
  Partnership Distributions.................................    63
  Partnership Allocations...................................    64
  Profit Motive.............................................    64
  Administrative Matters....................................    64
  Accounting Methods and Periods............................    65
  Social Security Benefits; Self-Employment Tax.............    65
  Taxation of Foreign Operations............................    65
  State and Local Taxes.....................................    66
  Individual Tax Advice Should Be Sought....................    66
SUMMARY OF PARTNERSHIP AGREEMENT............................    66
  Responsibility of Managing General Partner................    66
  Liability of General Partners, Including Additional
    General Partners........................................    66
  Liability of Limited Partners.............................    67
  Allocations and Distributions.............................    67
  Voting Rights.............................................    67
  Retirement and Removal of the Managing General Partner....    68
  Term and Dissolution......................................    68
  Indemnification...........................................    69
  Reports to Partners.......................................    70
  Power of Attorney.........................................    70
  Other Provisions..........................................    70
TRANSFERABILITY OF UNITS....................................    70
PLAN OF DISTRIBUTION........................................    71
LEGAL OPINIONS..............................................    73
EXPERTS.....................................................    73
ADDITIONAL INFORMATION......................................    74
GLOSSARY OF TERMS...........................................    74
INDEX TO FINANCIAL STATEMENTS...............................   F-1
APPENDIX A--FORM OF LIMITED PARTNERSHIP AGREEMENT
APPENDIX B--SUBSCRIPTION AGREEMENT
APPENDIX C--INSTRUCTIONS TO SUBSCRIBERS
APPENDIX D--TAX OPINION OF BAKER & MCKENZIE

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SOME INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT. IT IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS, THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS. YOU WILL FIND DEFINITIONS OF MANY TERMS, INCLUDING THOSE RELATING TO THE OIL AND GAS BUSINESS IN THE "GLOSSARY OF TERMS" BEGINNING ON PAGE 74 OF THE ACCOMPANYING PROSPECTUS.

TERMS OF THE OFFERING

The Partnership..............................  Reef Global Energy I, L.P. is a Nevada limited partnership to be formed to drill and own interests
                                               in oil and natural gas properties around the world.
                                               We primarily intend to acquire interests in oil and
                                               natural gas properties in which major or independent
                                               oil and gas companies also have interests. We believe
                                               that these acquisitions from major or independent oil
                                               and gas companies may permit the partnership to
                                               obtain the benefit of seismic, geological and
                                               geophysical exploration and initial drilling efforts
                                               conducted by such companies. At times, however, we
                                               may drill and own interests in oil and natural gas
                                               properties without such strategic partners.

Managing General Partner.....................  Reef Partners LLC

Securities Offered...........................  A minimum of 50 units and a maximum of 500 units of limited partnership interest and additional general
                                               partnership interest. We will offer a maximum of 375
                                               units of limited partner interests and a maximum of
                                               125 units of additional general partner interests in
                                               the partnership. You may elect to purchase units as a
                                               limited partner or as an additional general partner.
                                               As long as a total of at least 50 units are sold in
                                               the partnership, there is no minimum number of
                                               additional general partner or limited partner
                                               interests that must be sold.

Offering Price...............................  $20,000 per unit

Minimum Investment...........................  $5,000 ( 1/4 unit)

Assessments..................................  You are not required to make any capital contributions to the partnership other than payment
                                               of the offering price for the units you purchase. We
                                               may, however, call for additional assessments on the
                                               partners of up to $20,000 per unit for the purpose of
                                               conducting subsequent operations on prospects the
                                               partnership began to evaluate during the
                                               partnership's initial operations, or on leases
                                               related to these prospects that we deem merit
                                               additional operations to fully develop the prospects.
                                               Although you are not required to pay any assessments,
                                               your percentage interest in the partnership will be
                                               reduced if other partners pay an assessment and you
                                               do not.

Offering Period..............................  From the date of this prospectus supplement through
                                               July 31, 2002. We may terminate the offering period,
                                               however, at any time after the minimum number of
                                               units (50) has been subscribed for in the
                                               partnership, including units we buy.

Suitability Standards........................  Investment in the units is suitable for you only if you do not need liquidity in this investment and can
                                               afford to lose all or substantially all of your
                                               investment. Your subscription for units will be
                                               accepted only if you represent that you meet the
                                               suitability standards described in the accompanying
                                               prospectus under "TERMS OF THE OFFERING--Investor
                                               Suitability."

Plan of Distribution.........................  Western American Securities Corporation is the dealer manager for this offering. It will receive a sales
                                               commission, payable in cash, equal to 6% of the
                                               investor partners' subscriptions. The dealer manager
                                               must sell the minimum number of units in the
                                               partnership (50) in order for the partnership to be
                                               formed. The dealer manager is required to use only
                                               its best efforts to sell the units offered in the
                                               partnership. Subscription proceeds of the partnership
                                               will be held in a separate interest-bearing escrow
                                               account until the minimum number of units in the
                                               partnership have been subscribed for, including units
                                               we buy, and may be released before the end of the
                                               partnership's offering period. If the minimum number
                                               of units in the partnership are not subscribed for
                                               prior to the termination of the partnership's
                                               offering period, the partnership will not be formed,
                                               and the escrow agent will promptly return all
                                               subscription proceeds from your investment in the
                                               partnership to you, with interest.

Conversion of Units..........................  Additional general partners in the partnership may convert their general partnership interests into
                                               limited partnership interests at any time after the
                                               first anniversary of the partnership's formation. All
                                               additional general partnership interests in the
                                               partnership will be converted into limited
                                               partnership interests as soon as practicable after
                                               the end of the year in which drilling by the
                                               partnership has been completed.

Principal Office.............................  The principal office of the partnership and Reef
                                               Partners LLC is located at 1901 N. Central
                                               Expressway, Suite 300, Richardson, Texas 75080, and
                                               their telephone number is (972) 437-6792.

RISK FACTORS

    The units are a speculative investment and involve a high degree of risk. You should consider the risk factors described on pages S-9 to S-16 of this prospectus supplement, together with the other information in this prospectus, in evaluating an investment in the units.

OUR COMPENSATION

    The following table summarizes the compensation to be received by us from the partnership.

RECIPIENT                          FORM OF COMPENSATION                   AMOUNT
---------                     ------------------------------  ------------------------------
Managing General Partner      Partnership interest            11% interest

Managing General Partner      Management fee                  15% of subscriptions, less
                                                              organization and offering
                                                              costs to be paid by us
                                                              (non-recurring fee)

Managing General Partner      Direct and administrative       Reimbursement at cost
                              costs

Affiliate of the Managing     Operator's Per-Well Charges     Competitive prices
  General Partner

Managing General Partner and  Payment for equipment,          Cost or competitive prices
  its Affiliates              supplies, marketing, and other
                              services

    Our "partnership interest," as described in the table above, refers only to our interest as managing general partner and does not include the interest we will have as a result of our purchase of any units. Direct costs cannot be quantified until the partnership is conducting business.

PARTICIPATION IN DISTRIBUTIONS, PROFITS, LOSSES, COSTS AND REVENUES

    Cash distributions, if any, from the partnership will be distributed 89% to the holders of units and 11% to us.

    Partnership profits will be generally allocated 89% to the holders of units and 11% to us not including any partnership units we purchase. We will buy at least 5% of the units issued by the partnership at the offering price of $20,000 per unit, net of the management fee. Therefore, if we buy 5% of the units, we will have an interest in 16% of partnership profits and investors other than us will have the remaining 84% interest.

    Partnership losses and deductions for organization and offering expenses and the management fee, will generally be allocated 100% to the holders of units. We will pay 1% of all other partnership expenses, but will pay 11% of partnership direct costs, administrative costs and operating costs. We will also pay the percentage of partnership costs allocable to the partnership units we buy. Therefore, if we buy 5% of the units, we will pay 6% of partnership expenses generally and 16% of direct, administrative and operating costs.

USE OF PROCEEDS

    We estimate that the proceeds from the aggregate contributions to the capital of the partnership will be applied as described below, assuming the minimum and maximum number of units is sold. We will receive a fee equal to 15% of the total amount of subscriptions received to pay for costs associated with the organization of the partnership and the offering. We estimate that these expenses, including commissions, will be approximately $1,210,000. In the event these costs are less than 15% of the subscription proceeds, we will keep the difference as a one-time management fee. If these costs exceed 15% of the total subscriptions received, we will pay the difference. This table also assumes that all organization and offering costs will be allocated to this partnership. If more Reef Global Energy Ventures partnerships are formed, we intend to allocate the organization and offering costs to each partnership in proportion to the capital contributions each partnership receives.

                                                      PERCENTAGE OF TOTAL
                                                     CAPITAL CONTRIBUTIONS
                                              -----------------------------------
ACTIVITY                                      MINIMUM OFFERING   MAXIMUM OFFERING
--------                                      ----------------   ----------------
Acquisition, drilling and completion
  costs.....................................        85.00%             85.00%
Organization and offering costs.............        15.00%             12.10%
Management fee..............................         0.00%              2.90%
                                                   ------             ------
  Total.....................................       100.00%            100.00%
                                                   ======             ======

TAX CONSIDERATIONS; OPINION OF COUNSEL

    We have received an opinion from our counsel, Baker & McKenzie, concerning certain federal income tax considerations applicable to an investment in the partnership. The full text of the opinion is attached as Appendix D to the accompanying prospectus. We encourage you to read the opinion in its entirety and to read the discussion of "TAX CONSIDERATIONS" in the accompanying prospectus for a full understanding of the opinion, including the assumptions made and matters considered by Baker & McKenzie in providing its opinion.

                                  RISK FACTORS

    Investment in the partnership involves a high degree of risk and is suitable only for investors of substantial financial means who have no need for liquidity in their investments. You should consider carefully the following factors, in addition to the other information in this prospectus supplement and the accompanying prospectus, prior to making your investment decision.

SPECIAL RISKS OF THE PARTNERSHIP

    WE WILL MANAGE AND CONTROL THE PARTNERSHIP'S BUSINESS. THIRD PARTIES MAY MANAGE AND CONTROL THE PROSPECTS. We will exclusively manage and control all aspects of the business of the partnership and will make all decisions concerning the business of the partnership. You will not be permitted to take part in the management or in the decision making of the partnership. Third parties may act as the operator of partnership prospects, and in many cases, the partnership may acquire a less than 50% working interest in various oil and natural gas properties. Accordingly, third parties may manage and control the drilling, completion and production operations on the properties.

    BECAUSE WE HAVE NOT YET IDENTIFIED OR SELECTED ANY PROSPECTS, YOU WILL NOT BE ABLE TO EVALUATE THE PARTNERSHIP'S PROSPECTS BEFORE MAKING YOUR INVESTMENT DECISION. We have not selected any prospects for acquisition by the partnership and will not select prospects for the partnership until after the formation of the partnership. You will not have an opportunity before purchasing units to evaluate geophysical, geological, economic or other information regarding the prospects to be selected. Delays are likely in the investment of proceeds from your subscription because the offering period for the partnership can extend over a number of months, and no prospects will be acquired until after the formation of the partnership.

    IF THE PARTNERSHIP ACQUIRES PROSPECTS OUTSIDE THE UNITED STATES, IT WILL BE SUBJECT TO CERTAIN RISKS OF INTERNATIONAL OPERATIONS. The partnership is likely to acquire interests in oil and natural gas prospects located outside the United States. An investment in the units therefore will be subject to risks generally associated with conducting business in foreign countries, such as:

    - foreign laws and regulations that may be materially different from those of the United States;

    - changes in applicable laws and regulations;

    - challenges to or failure of title;

    - labor and political unrest;

    - foreign currency fluctuation;

    - changes in foreign economic and political conditions;

    - export and import restrictions;

    - tariffs, customs, duties and other trade barriers;

    - difficulties in staffing and managing foreign operations;

    - longer time periods in collecting revenues;

    - difficulties in collecting accounts receivable and enforcing agreements;

    - possible loss of properties due to nationalization or expropriation; and

    - limitations on repatriation of income or capital.

    In addition, in the event of a dispute, the partnership may be subject to the exclusive jurisdiction of foreign courts and agencies, or may not be successful in obtaining jurisdiction over foreign persons in state or federal courts in the United States. The partnership also may be hindered or prevented from enforcing its rights against foreign governments and their agencies because international law may grant foreign governments and their agencies immunity from our courts or prohibit us from bringing suit in their courts.

    ADDITIONAL GENERAL PARTNERS HAVE UNLIMITED LIABILITY FOR PARTNERSHIP OBLIGATIONS. Under Nevada law, the state in which the partnership will be formed, general partners of a partnership have unlimited liability for obligations and liabilities of that partnership. If you purchase units as an additional general partner you will be liable for all obligations and liabilities arising from partnership operations if these liabilities exceed both the assets and insurance of the partnership, and our assets and insurance. Even if you convert your general partner interest into a limited partner interest, you will continue to be liable as a general partner for matters that occurred while you owned a general partner interest. Your liability as an additional general partner may exceed the amount of your subscription.

    CASH DISTRIBUTIONS ARE NOT GUARANTEED. Cash distributions are not guaranteed and will depend on the partnership's future operating performance. See "PARTICIPATION IN DISTRIBUTIONS, PROFITS, LOSSES, COSTS AND REVENUES--Cash Distribution Policy" in the accompanying prospectus. We will review the accounts of the partnership at least quarterly to determine the cash available for distribution. Distributions will depend primarily on the partnership's cash flow from operations, which will be affected, among other things, by the price of oil and natural gas and the level of production of the partnership's prospects. See "--Risks of Oil and Natural Gas Investments."

    YOUR ABILITY TO RESELL YOUR UNITS IS LIMITED DUE TO THE LACK OF A PUBLIC MARKET AND RESTRICTIONS CONTAINED IN THE PARTNERSHIP AGREEMENT. You may not be able to sell your partnership interests. No public market for the units exists or is likely to develop. Your ability to resell your units also is restricted by the partnership agreement. The partnership itself may continue in existence for thirty years from its formation, unless earlier terminated. See "TRANSFERABILITY OF UNITS" in the accompanying prospectus.

    WE AND OUR AFFILIATES MAY HAVE CONFLICTS OF INTEREST WITH YOU AND THE PARTNERSHIP. The continued active participation by us and our affiliates in oil and gas activities individually, and on behalf of other partnerships organized or to be organized by us, and the manner in which partnership revenues are allocated, create conflicts of interest with the partnership. We and our affiliates have interests that inherently conflict with those of the unaffiliated partners, including the following:

    - We and our affiliates manage other oil and natural gas drilling programs. We will owe a duty of good faith to each of the partnerships that we manage. Actions taken with regard to other partnerships may not be advantageous to this partnership.

    - We decide which prospects each partnership will acquire. We could benefit, as a result of cost savings or reduction of risk, for instance, by assigning or not assigning particular prospects to a partnership.

    - One of our affiliates may act as operator on some partnership wells for which it will be compensated (at rates competitive with the rates charged by unaffiliated persons for similar services). Our affiliate could have an incentive to operate wells that were no longer economic to the partnership, in order to continue to receive operating fees.

    There can be no assurance that any transaction with us will be on terms as favorable as could have been negotiated with unaffiliated third parties.

    WE AND OUR AFFILIATES HAVE SPONSORED DRILLING VENTURES IN THE PAST THAT HAVE PRODUCED DRY HOLES AND ABANDONED WELLS. Reef Global Energy Ventures is the first public drilling program sponsored by Reef Partners as the managing general partner. We and our affiliate, Reef Exploration, Inc., have sponsored
22 drilling ventures from 1996 to the present. These ventures drilled an aggregate of 23 gross wells which resulted in 20.475 net wells. Of these 23 wells, 22 were exploratory wells and one was a development well. Of these 23 wells, 16 were completed and 7 were dry holes. Of the 16 wells completed as producers, 14 were commercially producing. Of the 16 wells completed as producers, 11 were subsequently abandoned.

From this data, approximately 30.4% of the wells drilled by these ventures were dry holes and an additional 47.8% of the wells were subsequently abandoned.

    COMPENSATION PAYABLE TO US WILL EFFECT DISTRIBUTIONS. We will receive compensation from each partnership throughout the life of the partnership. Our affiliates may enter into transactions with the partnerships for services, supplies, and equipment and will be entitled to compensation at competitive prices and terms as determined by reference to charges of unaffiliated companies providing similar services, supplies, and equipment. Compensation payments to us and our affiliates will be due regardless of a partnership's profitability and will reduce the amount of cash available to a partnership for distribution to its partners. See "COMPENSATION TO THE MANAGING GENERAL PARTNER" in the accompanying prospectus.

    YOUR SUBSCRIPTION FOR UNITS IS IRREVOCABLE. Your execution of the subscription agreement is a binding offer to buy units in the partnership. Once you subscribe for units, you will not be able to revoke your subscription.

    THE PARTNERSHIP'S ABILITY TO DIVERSIFY RISKS DEPENDS UPON THE NUMBER OF UNITS ISSUED AND THE AVAILABILITY OF SUITABLE PROSPECTS. We intend to spread the risk of oil and natural gas drilling and ownership of interests in oil and natural gas properties by participating in the drilling of wells on or owning interests in a number of different prospects with major and independent oil and gas companies as partners and on our own. If the partnership is subscribed at the minimum level, it will be able to participate in fewer prospects, thereby increasing the risk to the partners. As the partnership size increases, the diversification of the partnership will increase because the partnership can drill or obtain interests in multiple prospects. However, if we are unable to secure sufficient attractive prospects for a larger partnership, it is possible that the average quality of the partnership prospects could decline. In addition, greater demands will be placed on our management capabilities in the event of a larger partnership.

    THE PARTNERSHIP MAY BECOME LIABLE FOR JOINT ACTIVITIES OF OTHER WORKING INTEREST OWNERS. The partnership will usually acquire less than the full working interest in prospects and, as a result, will engage in joint activities with other working interest owners. Additionally, it is expected that the partnership will purchase less than a 50% working interest in most prospects, with the result that someone other than us or the partnership may control such prospects. The partnership could be held liable for the joint activity obligations of the other working interest owners, such as nonpayment of costs and liabilities arising from the actions of the working interest owners. Full development of the prospects may be jeopardized in the event other working interest owners cannot pay their shares of drilling and completion costs.

    THE PARTNERSHIP HAS LIMITED EXTERNAL SOURCES OF FUNDS, WHICH COULD RESULT IN A SHORTAGE OF WORKING CAPITAL. The partnership intends to utilize substantially all available capital from this offering for the drilling and completion of wells and acquisition of interests in oil and natural gas properties. The partnership will have only nominal funds available for partnership purposes until there are revenues from partnership operations. The partnership agreement permits the partnership to borrow money only after drilling has been completed and all additional general partnership interests have been converted into limited partnership interests. Any future requirement for additional funding will have to come, if at all, from the partnership's revenues, from assessments against the partners, or from borrowings. We cannot assure you that partnership operations will be sufficient to provide the partnership with necessary additional funding. The partnership cannot require you to pay any assessments. We are prohibited under the partnership agreement from loaning money to the partnerships, and we cannot assure you that the partnership will be able to borrow funds from third parties on commercially reasonable terms or at all.

    OTHER PARTNERSHIPS WE SPONSOR WILL COMPETE WITH THIS PARTNERSHIP FOR PROSPECTS, EQUIPMENT, CONTRACTORS, AND PERSONNEL. We plan to offer interests in other partnerships to be formed for substantially the same purposes as those of this partnership. Therefore, a number of partnerships with unexpended capital funds, including those partnerships to be formed before and after this partnership, may exist at the same time.

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Due to competition among the partnerships for suitable prospects and availability of equipment, contractors, and our personnel, the fact that partnerships previously organized by us and our affiliates may still be purchasing prospects when the partnership is attempting to purchase prospects may make the completion of prospect acquisition activities by the partnership more difficult.

    PURCHASE OF UNITS BY US OR OUR AFFILIATES MAY ASSURE THE MINIMUM AGGREGATE SUBSCRIPTION IN THE PARTNERSHIP IS OBTAINED. We will purchase 5% of the total units issued by the partnership at the offering price of $20,000 per unit, net of the management fee. We and our affiliates also may, but are not required to, purchase additional units, the effect of which may be to assure that the minimum aggregate subscription amount is obtained for the partnership.

    OUR PAST EXPERIENCE IS NOT INDICATIVE OF THE RESULTS OF THIS
PARTNERSHIP. WE HAVE LIMITED EXPERIENCE IN OFFERINGS OF THIS NATURE. Information concerning the prior drilling experience of previous partnerships sponsored by us and our affiliates, presented under the caption "PRIOR ACTIVITIES," does not indicate the results to be expected by this partnership. This is the first public oil and gas program we are sponsoring. It is also the first time we are sponsoring an energy exploration program to be offered before we have selected prospects for acquisition by the program.

    BECAUSE INVESTORS BEAR THE PARTNERSHIP'S ACQUISITION, DRILLING AND DEVELOPMENT COSTS, THEY BEAR MOST OF THE RISK OF NON-PRODUCTIVE
OPERATIONS. Under the cost and revenue sharing provisions of the partnership agreement, we will share costs with you differently than the way we will share revenues with you. Because other partners will bear a substantial amount of the costs of acquiring, drilling and developing the partnership's prospects, other partners will bear a substantial amount of the costs and risks of drilling dry holes and marginally productive wells.

    THE PARTNERSHIP AGREEMENT PROHIBITS YOUR PARTICIPATION IN THE PARTNERSHIP'S BUSINESS DECISIONS. You may not participate in the management of the partnership business. The partnership agreement forbids you from acting in a manner harmful to the business of the partnership. If you violate the terms of the partnership agreement, you may have to pay the partnership or other partners for all damages resulting from your breach of the partnership agreement.

    THE PARTNERSHIP AGREEMENT LIMITS OUR LIABILITY TO YOU AND THE PARTNERSHIP AND REQUIRES THE PARTNERSHIP TO INDEMNIFY US AGAINST CERTAIN LOSSES. We will have no liability to the partnership or to any partner for any loss suffered by the partnership, and will be indemnified by the partnership against loss sustained by us in connection with the partnership if:

    - we determine in good faith that our action was in the best interest of the partnership;

    - we were acting on behalf of or performing services for the partnership;
      and

    - our action did not constitute negligence or misconduct by us.

    BECAUSE WE WILL ACT AS GENERAL PARTNER OF SEVERAL PARTNERSHIPS, OTHER COMMITMENTS MAY ADVERSELY EFFECT OUR FINANCIAL CONDITION. As a result of our commitments as general partner of several partnerships and because of the unlimited liability of a general partner to third parties, our net worth is at risk of reduction. Because we are primarily responsible for the conduct of each partnership's affairs, a significant adverse financial reversal for us could have an adverse effect on the partnership and the value of its units.

    YOU MAY BE ASKED FOR ADDITIONAL FUNDS. The managing general partner may call for voluntary assessments on the partners up to a total of $20,000 per unit for the purpose of conducting subsequent operations on properties the partnership began evaluating during the partnership's initial operations. Although you are not required to pay any assessment, your percentage interest in the partnership will be reduced if other partners pay and you do not. See "ASSESSMENTS AND FINANCING" in the accompanying prospectus.

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    OUR DEALER MANAGER HAS BEEN THE SUBJECT OF DISCIPLINARY PROCEEDINGS. IF THE
DEALER MANAGER WERE TO BECOME INVOLVED IN FUTURE DISCIPLINARY PROCEEDINGS, A PARTNERSHIP'S ABILITY TO DIVERSIFY RISKS COULD DECREASE. The dealer manager has twice settled disputes with state securities administrators that have taken the position that certain joint venture interests sold by it, which the dealer manager maintained were not securities as defined by federal and state law, were in fact securities requiring registration under such states' laws. In each of these cases, the dealer manager neither admitted nor denied the factual findings of the relevant state securities administrator, but consented to the entry of an administrative order. While the dealer manager believes that federal and state law supports the proposition that in general, joint venture interests (being an interest in a general partnership) are not securities, litigating the issue is time consuming and expensive and did not seem prudent in these two instances.

    In September 1996, the dealer manager entered into a consent order in the State of Illinois pursuant to which it paid a fine of $10,000 and withdrew its registration as a securities dealer in the State of Illinois (which was reinstated in January 1999). In December 1995, the dealer manager entered into a consent order in the State of Texas pursuant to which it paid a fine of $15,000 and agreed to 180 days' probation. During the probation, the dealer manager agreed to restrict its offers to sell securities to those made by registered agents in Texas, to prohibit unregistered individuals from making calls to prospective investors on its behalf, and to maintain and make certain records and books available to the State for examination upon request.

    The dealer manager also was censured in 1995 by the National Association of Securities Dealers and fined $2,500 for failure to maintain its minimum required net capital and monthly balances.

    If the dealer manager were to become involved in future disciplinary proceedings, its ability to sell the units could be limited. This could result in the partnership being formed with less offering proceeds than if the dealer manager's sales activities were not limited by such proceedings. If the partnership is subscribed at the minimum level, it will be able to participate in fewer prospects, which would increase the risk to the partners. As partnership size increases, the diversification of the partnership will increase because the partnership can drill or obtain interests in multiple prospects.

RISKS OF OIL AND NATURAL GAS INVESTMENTS

    OIL AND NATURAL GAS INVESTMENTS ARE HIGHLY RISKY. The selection of prospects for oil and natural gas drilling, the drilling, ownership and operation of oil and natural gas wells, and the ownership of non-operating interests in oil and natural gas properties are highly speculative. There is a possibility you will lose all or substantially all of your investment in the partnership. We cannot predict whether any prospect will produce oil or natural gas or commercial quantities of oil or natural gas. Drilling activities may be unprofitable, not only from non-productive wells, but from wells that do not produce oil or natural gas in sufficient quantities or quality to return a profit. Delays and added expenses may also be caused by poor weather conditions affecting, among other things, the ability to lay pipelines. In addition, ground water, various clays, lack of porosity and permeability may hinder, restrict or even make production impractical or impossible.

    DRILLING EXPLORATORY WELLS IS RISKIER THAN DRILLING DEVELOPMENTAL
WELLS. Most of the wells drilled by us and our affiliates since 1996 have been exploratory wells. The partnership may drill one or more exploratory wells. Drilling exploratory wells involves greater risks of dry holes and loss of the partners' investment than the drilling of developmental wells. Drilling developmental wells generally involves less risk of dry holes, although sometimes developmental acreage is more expensive and subject to greater royalties and other burdens on production. This investment is suitable for you only if you are financially able to withstand a loss of all or substantially all of your investment.

    THE PARTNERSHIP MAY BE REQUIRED TO PAY DELAY RENTALS TO HOLD PROPERTIES, WHICH MAY DEPLETE PARTNERSHIP CAPITAL. Oil and gas leases generally require that the property must be drilled upon by a certain date or additional funds known as delay rentals must be paid to keep the lease in effect. Delay rentals typically must be paid within a year of the entry into the lease if no production or drilling activity has commenced. If delay rentals become due on any property the partnership acquires, the partnership will have to pay its share of such delay rentals or lose its lease on the property. These delay rentals could equal or exceed the cost of the property. Further, payment of these delay rentals could seriously deplete the partnership's capital available to fund drilling activities when they do commence.

    PRICES OF OIL AND NATURAL GAS ARE UNSTABLE. Global economic conditions, political conditions, and energy conservation have created unstable prices for oil and natural gas. Oil and natural gas prices may fluctuate significantly in response to minor changes in supply, demand, market uncertainty, political conditions in oil-producing countries, activities of oil-producing countries to limit production, global economic conditions, weather conditions and other factors that are beyond our control. The prices for domestic oil and natural gas production have varied substantially over time and may in the future decline, which would adversely affect the partnership and the investor partners. Prices for oil and natural gas have been and are likely to remain extremely unstable.

    COMPETITION, MARKET CONDITIONS AND GOVERNMENT REGULATION MAY ADVERSELY EFFECT THE PARTNERSHIP. A large number of companies and individuals engage in drilling for oil and natural gas. As a result, there is intense competition for the most desirable prospects. The sale of any oil or natural gas found and produced by the partnership will be affected by fluctuating market conditions and regulations, including environmental standards, set by state and federal agencies. Governmental regulations may fix rates of production from partnership wells, and the prices for oil and natural gas produced from the wells may be limited. From time-to-time, a surplus of oil and natural gas occurs in areas of the United States. The effect of a surplus may be to reduce the price the partnership may receive for its oil or gas production, or to reduce the amount of oil or natural gas that the partnership may produce and sell.

    ENVIRONMENTAL HAZARDS AND LIABILITIES MAY ADVERSELY AFFECT THE PARTNERSHIP AND RESULT IN LIABILITY FOR THE ADDITIONAL GENERAL PARTNERS. There are numerous natural hazards involved in the drilling of oil and natural gas wells, including unexpected or unusual formations, pressures, blowouts involving possible damages to property and third parties, surface damages, bodily injuries, damage to and loss of equipment, reservoir damage and loss of reserves. Uninsured liabilities would reduce the funds available to the partnership, may result in the loss of partnership properties and may create liability for you if you are an additional general partner. Although the partnership will maintain insurance coverage in amounts we deem appropriate, it is possible that insurance coverage may be insufficient. In that event, partnership assets would be utilized to pay personal injury and property damage claims and the costs of controlling blowouts or replacing destroyed equipment rather than for additional drilling activities.

    THE PARTNERSHIP MAY INCUR LIABILITY FOR LIENS AGAINST ITS
SUBCONTRACTORS. Although we will try to determine the financial condition of nonaffiliated subcontractors, if subcontractors fail to timely pay for materials and services, the properties of the partnership could be subject to materialmen's and workmen's liens. In that event, the partnership could incur excess costs in discharging such liens.

    SHUT-IN WELLS AND DELAYS IN PRODUCTION MAY ADVERSELY AFFECT PARTNERSHIP OPERATIONS. Production from wells drilled in areas remote from marketing facilities may be delayed until sufficient reserves are established to justify construction of necessary pipelines and production facilities. In addition, production from wells may be reduced or delayed due to seasonal marketing demands. Wells drilled for the partnership may have access to only one potential market. Local conditions, including closing businesses, conservation, shifting population, pipeline maximum operating pressure constraints, and development of local oversupply or deliverability problems could halt sales from partnership wells.

    THE PRODUCTION AND PRODUCING LIFE OF PARTNERSHIP WELLS IS UNCERTAIN. PRODUCTION WILL DECLINE. It is not possible to predict the life and production of any well. The actual lives could differ from those anticipated. Sufficient oil or natural gas may not be produced for you to receive a profit or even to recover your initial investment. In addition, production from the partnership's oil and natural gas wells, if any, will decline over time, and does not indicate any consistent level of future production. This production decline may be rapid and irregular when compared to a well's initial production.

TAX RISKS

    TAX TREATMENT MAY CHANGE. The tax treatment currently available with respect to oil and natural gas exploration and production may be modified or eliminated on a retroactive or prospective basis by additional legislative, judicial, or administrative actions.

    TAX TREATMENT DEPENDS UPON PARTNERSHIP CLASSIFICATION. Tax counsel has rendered its opinion to us that the partnership will be classified for federal income tax purposes as a partnership and not as an association taxable as a corporation or as a "publicly traded partnership." This opinion is not binding on the IRS or the courts. The IRS could assert that the partnership should be classified as a "publicly traded partnership." This would mean that any income, gain, loss, deduction, or credit of the partnership would remain at the entity level and not flow through to the partners, that the income of the partnership would be subject to corporate tax rates at the entity level, and that distributions to the investor partners might be considered dividend distributions subject to federal income tax at the partners' level.

    TAX LIABILITIES MAY EXCEED CASH DISTRIBUTIONS. You may be required to pay federal income tax based upon your distributive share of partnership taxable income for any year in an amount exceeding the cash distributed to you by the partnership. You must include in your own return for a taxable year your share of the items of the partnership's income, gain, profit, loss, and deductions for the year, whether or not cash proceeds are actually distributed to you.

    TAX TREATMENT WILL DIFFER FOR ADDITIONAL GENERAL PARTNERS AND LIMITED PARTNERS. An investment as an additional general partner in the partnership may not be advisable for you if your taxable income from all sources is not recurring or is not normally subject to the higher marginal federal income tax rates. An investment as a limited partner may not be advisable for you if you do not anticipate having substantial current taxable income from passive trade or business activities. You will not be able to utilize any passive losses generated by the partnership unless you receive passive income.

    If you invest as an additional general partner, you will have the right to convert your general partner interests into limited partner interests, subject to certain limitations. All units of general partner interest held by investors will be converted into units of limited partner interest as soon as practicable after the end of the year in which drilling by the partnership has been completed. After the conversion, gain will be recognized to the extent that any liabilities of which an additional general partner is considered relieved due to the conversion exceed his adjusted basis in his partnership interest.

    Partnership income, losses, gains, and deductions allocable to a limited partner will be subject to the passive activity rules and those allocable to an additional general partner will generally not be subject to the passive activity rules. Upon conversion of an additional general partner's interest to that of a limited partner, subsequently allocable income and gains will be treated as nonpassive, while losses and deductions will be limited under the passive loss rules.

    AUDITS OF THE PARTNERSHIP'S TAX RETURNS COULD RESULT IN INCREASED TAXES DUE BY THE PARTNERS OR AUDITS OF PARTNERS' INDIVIDUAL TAX RETURNS. The fact that the partnership will not be registered with the IRS as a "tax shelter" does not reduce the possibility that the IRS will audit the partnership's returns. If an audit occurs, tax adjustments might be made that would increase the amount of taxes due or increase the risk of audit of partners' individual tax returns. Costs and expenses may be incurred by the partnership in contesting any audit adjustments. The cost of responding to audits of partners' tax returns will be borne solely by the partners whose returns are audited.

    A MATERIAL PORTION OF YOUR SUBSCRIPTION PROCEEDS IS NOT CURRENTLY DEDUCTIBLE. A material portion of the subscription proceeds of the partnership will be expended for cost and expense items that will not be currently deductible for income tax purposes.

    THE IRS COULD CHALLENGE THE PARTNERSHIP'S DEDUCTIONS FOR PREPAYMENT OF DRILLING COSTS. Some drilling cost expenditures may be made as prepayments during a year for drilling and completion operations that in large part may be performed during the following year. All or a portion of these prepayments may be currently deductible by the partnership if:

    - drilling on the well to which the prepayment relates occurs within 90 days after the end of the year the prepayment is made;

    - the payment is not a mere deposit; and

    - the payment serves a business purpose or otherwise satisfies the clear reflection of income rule.

    The partnership could fail to satisfy the requirements for deduction of prepaid intangible drilling and development costs. The IRS may challenge the deductibility of these prepayments. If a challenge were successful, the challenged prepaid expenses would be deductible in the tax year in which the services under the drilling contracts are actually performed, rather than the tax year in which the payment was made.

                           FORWARD-LOOKING STATEMENTS

    This prospectus supplement contains forward-looking statements that involve risks and uncertainties. You should exercise extreme caution with respect to all forward-looking statements made in this prospectus supplement. Specifically, the following statements are forward-looking:

    - statements regarding our overall strategy for acquiring prospects including our intent to co-invest with major independent oil companies and our intent to diversify our investments;

    - statements estimating any number or specific type or size of prospects we may acquire or size of the interest we may acquire in such prospects;

    - statements regarding the state of the oil and gas industry and the opportunity to profit within the oil and gas industry, our competition, pricing, level of production, or the regulations that may affect us;

    - statements regarding the plans and objectives of our management for future operations, including, without limitation, the uses of partnership funds and the size and nature of the costs we expect to incur and people and services we may employ;

    - any statements using the words "anticipate," "believe," "estimate," "expect" and similar such phrases or words; and

    - any statements of other than historical fact.

    We believe that it is important to communicate our future expectations to our investors. Forward-looking statements reflect the current view of management with respect to future events and are subject to numerous risks, uncertainties and assumptions, including, without limitation, the factors listed above in the section captioned "RISK FACTORS." Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Should any one or more of these or other risks or uncertainties materialize or should any underlying assumptions prove incorrect, actual results are likely to vary materially from those described herein. There can be no assurance that the projected results will occur, that these judgments or assumptions will prove correct or that unforeseen developments will not occur.

    We do not intend to update our forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

                             TERMS OF THE OFFERING

GENERAL

    Reef Partners LLC, a Nevada limited liability company ("Reef Partners"), is sponsoring Reef Global Energy I, L.P. which we refer to in this prospectus supplement as the "partnership." The partnership is the first to be offered in a series of up to ten Nevada limited partnerships comprising a program called Reef Global Energy Ventures. We are offering 375 units of limited partner interests and 125 units of additional general partner interests in the partnership. Units are being offered at an offering price of $20,000 per unit to prospective investors who meet the suitability standards described in the accompanying prospectus. The minimum required subscription per investor is one-quarter unit ($5,000). If an investor purchases units on more than one occasion during the offering period of the partnership, the minimum required subscription on each occasion is one-quarter unit ($5,000).

    The partnership will be formed by Reef Partners as managing general partner, promptly after subscriptions to the partnership have been accepted for at least 50 units ($1,000,000). As long as a total of at least 50 units are sold in the partnership, there is no minimum number of additional general partner or limited partner interests that must be sold. The managing general partner will buy at least five percent of the units of the partnership. These units may be either additional general partner interests or limited partner interests. The managing general partner and its affiliates may, in their sole and absolute discretion, subscribe for additional units. The partnership will not be formed until subscriptions have been accepted for at least 50 units, including units subscribed for by the managing general partner and its affiliates. No more than 500 units ($10,000,000) will be sold in the partnership.

    The price to be paid by the managing general partner for its minimum subscription, and the price to be paid by the managing general partner and its affiliates for additional units that any of them may subscribe for, if any, is the same price per unit to be paid by investors, net, however, of the management fee. The managing general partner and/or its affiliates will be entitled to the same ratable interest per unit they purchase in the partnership as other unit holders. The purchase of units by the managing general partner and/or its affiliates may permit the partnership to satisfy its requirements to sell the minimum number of units in order to close the offering of units of the partnership. Any units purchased by the managing general partner and/or its affiliates will be made for investment purposes only and not with a view toward redistribution or resale of the units.

OFFERING PERIOD

    The offering period for the partnership began on the date of this prospectus and may be terminated at any time after the minimum number of units (50) has been subscribed for in the partnership, including units subscribed for by the managing general partner and its affiliates. Unless Reef Partners elects to terminate the partnership's offering period before the maximum number of units
(500) in the partnership has been subscribed for, the offering period for the partnership will terminate on July 31, 2002.

    NOTE TO MINNESOTA RESIDENTS. Any registration of the sale of partnership units in the State of Minnesota will expire on May 31, 2003. A new application for registration must be filed for sales subsequent to that date.

ELECTION TO PURCHASE AS LIMITED PARTNER OR ADDITIONAL GENERAL PARTNER

    A subscriber may elect to purchase units as a limited partner or as an additional general partner, by purchasing units of limited partner interest or units of general partner interest. A maximum of 375 units of limited partner interests and a maximum of 125 units of general partner interests may be issued by the partnership. As long as a total of at least 50 units are sold in the partnership, there is no minimum number of additional general partner or limited partner interests that must be sold.

SUBSCRIPTIONS FOR UNITS; ESCROW ACCOUNT

    Subscriptions for units are payable in cash upon subscription. Checks for units should be made payable to "Bank One, Escrow Agent for Reef Global Energy I L.P." and should be given to the subscriber's broker for submission to the dealer manager and escrow agent.

    The execution of the subscription agreement by a subscriber, or by his authorized representative in the case of fiduciary accounts, constitutes a binding offer to buy unit(s) in the partnership and an agreement to hold the offer open until the subscription is accepted or rejected by the managing general partner. Once an investor subscribes for units, he will not have any revocation rights, unless otherwise provided by state law. The managing general partner may not complete a sale of units to any investor until at least five business days after the date the investor has received a final prospectus. In addition, the managing general partner will send to each investor a confirmation of his purchase.

    The managing general partner may refuse to accept any subscription without liability to the subscriber. The managing general partner may reject a subscription if, for example, the prospective investor does not satisfy the suitability standards described in the accompanying prospectus or if the subscription is received after the offering period has terminated. The execution of the subscription agreement and its acceptance by the managing general partner also constitute the execution of the partnership agreement and an agreement to be bound by its terms as a partner, including the granting of a special power of attorney to the managing general partner appointing it as the partner's lawful representative to make, execute, sign, swear to, and file a Certificate of Limited Partnership, governmental reports, certifications, contracts, and other matters.

    Subscription proceeds of the partnership will be held in a separate interest-bearing escrow account with Bank One, National Association, as escrow agent until at least 50 units in the partnership have been subscribed for, including units subscribed for by the managing general partner and its affiliates. If the minimum number of units in the partnership are not subscribed for prior to the termination of the partnership's offering period, the partnership will not be formed, and the escrow agent will promptly return all subscription proceeds to subscribers in full, with any interest earned on the subscriptions. If at least 50 units have been subscribed for during the partnership's offering period, including units subscribed for by the managing general partner and its affiliates, then the managing general partner may direct the escrow agent to disburse the funds in the escrow account, in whole or in part, at any time during the remainder of the partnership's offering period, and to pay to the managing general partner all funds in the escrow account upon termination of the partnership's offering period.

    Subscriptions will not be commingled with the funds of the managing general partner or its affiliates, nor will subscriptions be subject to the claims of their creditors. Subscription proceeds will be invested during the offering period only in short-term institutional investments comprised of or secured by securities of the U.S. government. Interest accrued on subscription funds prior to closing of the offering and funding of the partnership will be allocated pro rata to the respective subscriber.

FORMATION OF THE PARTNERSHIP

    The partnership will be formed pursuant to the Nevada Uniform Limited Partnership Act (the "Act") and funded promptly following the termination of its offering period. However, the partnership will not be funded with less than minimum aggregate subscriptions of $1,000,000. The partnership will not have any assets or liabilities and will not commence any drilling operations until after its funding.

    The partnership is and will be a separate and distinct business and economic entity from each other Reef Global Energy Ventures partnership. Thus, the investor partners in one partnership will be partners only of that partnership in which they specifically subscribe and will not have any interest in any of the other partnerships. Therefore, they should consider and rely solely upon the operations and success of their own partnership in assessing the quality of their investment. The performance of this partnership will not be attributable to the performance of other partnerships. Investor partners will not have any interest in the managing general partner or any of its affiliates other than the interest held in a partnership in which they specifically subscribe.

    Upon funding of the partnership, the managing general partner will deposit the subscription funds in interest-bearing accounts or invest such funds in the partnership's name in short-term highly-liquid securities where there is appropriate safety of principal, until the funds are required for partnership purposes. Interest earned on amounts so deposited or invested will be credited to the accounts of the partnership.

    The managing general partner anticipates that within 12 months following the formation of the partnership all subscriptions will have been expended or committed for partnership operations. Unless the managing general partner determines that it is prudent for the partnership to set aside funds for working capital, contingencies, or any other matter, any unexpended and/or uncommitted subscriptions at the end of such 12-month period will be returned pro rata to the investor partners and the managing general partner will reimburse such partners for organization and offering costs and the management fee allocable to the return of capital.

    The managing general partner will file a Certificate of Limited Partnership and any other documents required to form the partnership with the State of Nevada. The managing general partner also will take all other actions necessary to qualify the partnership to do business as a limited partnership or cause the limited partnership status of the partnership to be recognized in any other jurisdiction where the partnership conducts business.

TYPES OF UNITS

    INVESTOR MAY CHOOSE TO BE A LIMITED PARTNER AND/OR AN ADDITIONAL GENERAL PARTNER. An investor partner may purchase units as a limited partner and/or as an additional general partner. Although income, gains, losses, deductions, and cash distributions allocable to the investor partners are generally shared pro rata based upon the amount of their subscriptions, there are material differences in the federal income tax effects and the liability associated with these different types of units. Any income, gain, loss, or deduction attributable to partnership activities will generally be allocable to the partners who bear the economic risk of loss with respect to the activities. Additional general partners generally will be permitted to offset partnership losses and deductions against income from any source. Limited partners generally will be allowed to offset partnership losses and deductions only against passive income.

    An investor must indicate the number of limited partner units or additional general partner units subscribed for and fill in the appropriate line on the investor signature page of the subscription agreement. If a subscriber fails to indicate on the subscription agreement a choice between investing as a limited partner or as an additional general partner, the managing general partner will not accept the subscription and will promptly return the subscription agreement and the tendered subscription funds to the subscriber.

    LIMITED PARTNERS. The liability of a limited partner of the partnership for the partnership's debts and obligations will be limited to that partner's capital contributions, his share of partnership assets, and the return of any part of his capital contribution. Under Nevada law, a limited partner is liable for all or part of a returned capital contribution as follows:

    - For a period of one year after the termination of the partnership, if the limited partner received the return of any part of his capital contribution without violation of the partnership agreement or the Act, the limited partner's liability is limited to the amount necessary to discharge the limited partner's liabilities to creditors who extended credit to the partnership during the period the capital contribution was held by the partnership.

    - For a period of six years after the termination of the partnership, if the limited partner has received the return of any part of his contribution in violation of the partnership agreement or the Act, he may be liable for the entire amount of the wrongfully returned capital contribution.

    GENERAL PARTNERS. The general partners of the partnership will consist of the managing general partner and each investor purchasing units of general partner interest. Each additional general partner will be fully liable for the debts, obligations and liabilities of the partnership individually and as a group with all other general partners as provided by the Act to the extent liabilities are not satisfied from the proceeds of insurance, from the indemnification by the managing general partner, or from the sale of partnership assets. See "RISK FACTORS." While the activities of the partnership will be covered by substantial insurance policies and indemnification by the managing general partner (see "PROPOSED ACTIVITIES--Insurance" and "SUMMARY OF PARTNERSHIP AGREEMENT--Indemnification" in the accompanying prospectus), the additional general partners may incur personal liability as a result of the activities of the partnership that are not covered by insurance, partnership assets, or indemnification.

    CONVERSION OF UNITS BY THE MANAGING GENERAL PARTNER AND BY ADDITIONAL GENERAL PARTNERS. The managing general partner will convert all units of general partner interest of the partnership into units of limited partner interest as soon as practicable after the end of the year in which drilling by the partnership has been completed. In addition, upon written notice to the managing general partner, and except as provided below and in the partnership agreement, additional general partners of the partnership have the right to convert their interests into limited partner interests:

    - at any time after one year following the closing of the offering of the partnership and the disbursement to the partnership of the proceeds of the offering; and

    - at any time within the 30 day period prior to any material change in the amount of the partnership's insurance coverage.

    Upon conversion, an additional general partner of the partnership will become a limited partner of the partnership. Conversion will not be permitted if it will cause a termination of the partnership for federal income tax purposes.

    Conversion of an additional general partner to a limited partner in the partnership will not be effective until the managing general partner files an amendment to the partnership's Certificate of Limited Partnership. The managing general partner is obligated to file an amendment to its Certificate at any time during the full calendar month after receiving the required notice of the additional general partner requesting conversion, as long as the conversion will not result in a termination of the partnership for tax purposes. A conversion made in response to a material change in the partnership's insurance coverage will be made effective prior to the effective date of the change in insurance coverage. After the conversion of his general partner interest to that of a limited partner, each converting additional general partner will continue to have unlimited liability for partnership liabilities arising prior to the effective date of such conversion, and will have limited liability to the same extent as limited partners for liabilities arising after conversion to limited partner status is effected.

    Except with respect to units it buys in the partnership for cash, the managing general partner is not entitled to convert its interests into limited partnership interests. Limited partners do not have any right to convert their units into units of general partnership interest.

                      SOURCE OF FUNDS AND USE OF PROCEEDS

SOURCE OF FUNDS

    Upon completion of the offering of units in the partnership, and before borrowing becomes permissible, the sole funds available to the partnership will be the capital contributions of the partners, which will range from a minimum of $1,000,000 if the minimum subscription of 50 units is sold to a maximum of

$10,000,000 if the maximum subscription of 500 units is sold. This aggregate capital contribution includes the purchase of units by the managing general partner and its affiliates. The managing general partner will purchase at least 5% of the units in the partnership at the offering price of $20,000 per unit, net of the management fee. There is no limit on the number of units the managing general partner and its affiliates may elect to purchase in the partnership.

USE OF PROCEEDS

    In order to fund the partnership, a minimum of 50 units ($1,000,000) must be sold. The following table presents information regarding the financing of the partnership based upon the sale of 50 units ($1,000,000) and the sale of 500 units ($10,000,000), the minimum and maximum number of units, respectively, that can be sold for the partnership. The table below also describes how the managing general partner intends to use the proceeds from subscriptions received from this offering. This table also assumes that all organization and offering costs will be allocated to this partnership. If more Reef Global Energy Ventures partnerships are formed, we intend to allocate the organization and offering costs to each partnership in proportion to the capital contributions each partnership receives.

                                           MINIMUM                                                    MAXIMUM
                                         SUBSCRIPTION                                              SUBSCRIPTION
                                          (50 UNITS)                    PERCENT                     (500 UNITS)
                                 ----------------------------   ------------------------   -----------------------------
Total partnership capital......  $                  1,000,000                     100.00%  $                  10,000,000
Less: Organization and offering
  costs, including
  commissions..................                       150,000                      15.00%                      1,210,000
Less: Management fee to
  managing general partner.....                            --                       0.00%                        290,000
                                 ----------------------------   ------------------------   -----------------------------
Amount available for
  investment...................  $                    850,000                      85.00%  $                   8,500,000
                                 ============================   ========================   =============================


                                         PERCENT
                                 ------------------------
Total partnership capital......                    100.00%
Less: Organization and offering
  costs, including
  commissions..................                     12.10%
Less: Management fee to
  managing general partner.....                      2.90%
                                 ------------------------
Amount available for
  investment...................                     85.00%
                                 ========================

SUBSEQUENT SOURCE OF FUNDS

    As indicated above, it is anticipated that substantially all of the partnership's initial capital will be committed or expended following the offering of units in the partnership. The partnership agreement does not permit the partnership to borrow any funds for its activities until drilling has been completed and all additional general partner interests have been converted into limited partner interests. Consequently, any future requirements for additional capital may have to be satisfied from partnership production or from assessments voluntarily contributed by the partners to fund subsequent operations. See "ASSESSMENTS AND FINANCING" in the accompanying prospectus and "RISK FACTORS--Special Risks of the Partnership--The partnership has limited external sources of funds, which could result in a shortage of working capital." Alternatively, the partnership could farm out or sell partnership properties.

                              PROPOSED ACTIVITIES

INTRODUCTION

    The partnership will be formed to drill, complete and own oil and natural gas properties. The managing general partner may conduct partnership operations throughout the world, in such locations as it may deem advisable. The managing general partner intends for the partnership primarily to acquire interests in oil and natural gas properties in which major or independent oil and gas companies also have interests. At times, the partnership may drill and own interests without such strategic partners. The managing general partner believes that these acquisitions from major or independent oil and gas companies may permit the partnership to obtain the benefit of seismic, geological and geophysical exploration and initial drilling efforts conducted by such major companies.

    Risks may be spread to a limited extent by participating in drilling operations on a number of different prospects. Until the amount of funds to be available for the partnership's drilling activities is determined, the precise number of prospects cannot be determined and the drilling budget cannot be formulated.

    No prospects have been pre-selected by the managing general partner. A "prospect" is generally defined as a contiguous oil and gas leasehold estate, or lesser interest in a leasehold estate, upon which drilling operations may be conducted.

    Depending on its attributes, a prospect may be characterized as an "exploratory" or "development" site. Generally speaking, exploratory drilling involves the conduct of either drilling operations in search of a new and yet undiscovered pool of oil and gas or, alternatively, drilling within a discovered pool with the hope of greatly extending the limits of the pool. In contrast, development drilling involves drilling to a known producing formation in a previously discovered field.

    It is anticipated that all prospects will be evaluated utilizing data provided to the managing general partner by Reef Exploration, Inc. ("Reef Exploration"), including well logs, production records from Reef Exploration's and others' wells, seismic, geological and geophysical information, and such other information as may be available and useful. Reef Exploration is an affiliate of the managing general partner. See "MANAGEMENT" in the accompanying prospectus. In addition, prospects will be evaluated by petroleum engineers, geophysicists, and other technical consultants retained by the managing general partner.

GULF OF MEXICO PROSPECTS

    One of the ways Reef Partners may identify prospects located in the U.S. Gulf of Mexico is through an agreement entered into with Challenger Minerals Inc. on October 30, 2001. Challenger Minerals Inc. ("CMI"), a subsidiary of GlobalSantaFe Corporation, is a premier screener of oil and gas prospects in the Gulf of Mexico region. GlobalSantaFe Corporation, a New York Stock Exchange listed company and the second largest oil and gas drilling company in the world, furnishes offshore drilling rigs and services to the oil and gas industry worldwide. Its subsidiary, Applied Drilling Technology Inc. ("ADTI"), furnishes competitive turnkey drilling and completion services in the Gulf of Mexico. ADTI estimates that it captured 64% of the turnkey drilling market in this region in the year 2000.

    Under the agreement between CMI and Reef Partners, during the period between January 31, 2002 and January 31, 2005, CMI will identify, initially evaluate, and present to Reef Partners a minimum of fifty prospects per year in the Gulf of Mexico region, as to which working interests are available for participation by Reef Partners or its affiliates, including the partnership. Reef Partners will pay a participation fee of $1,125,000 ($375,000 per year) for the services provided by CMI under the agreement. CMI has been actively engaged in conducting such evaluations since 1995 and estimates that it has screened an average of 138 prospects in the Gulf of Mexico region per year in each of the last four years.

    Under the agreement, Reef Partners has no obligation to acquire any interest in any prospect or in any minimum number of prospects identified to it by CMI for its own account or for the account of any affiliate, including the partnership. If Reef Partners believes that a prospect presented to it merits a detailed geo-technical review, CMI will coordinate with and assist Reef Partners' technical personnel to conduct the review. Reef Partners may thereafter elect to participate in a prospect, at times jointly with CMI and its affiliates and at times without the involvement of these entities. Reef Partners will have the right to purchase up to 12.5% of the interest in any prospect made available to CMI but may achieve greater participation if CMI or other of its joint venture partners elect not to participate. On many prospects in which CMI does participate it will likely bring with it the added benefit of the substantial experience ADTI has acquired in the drilling and completion of prospects in the region, as ADTI may be selected to drill and complete the wells.

    Reef Partners cannot predict how many prospects identified by CMI will be deemed suitable for its participation, nor can it predict how many of these will prove suitable for the partnership. Reef Partners believes that its arrangements with CMI will produce interests in quality prospects for acquisition. In addition, Reef Partners will save the costs of gathering exploration data and evaluation time attendant to these prospects and minimize the risk that wells on these prospects will never be drilled. In the eighteen-month period from January 2000 through June 2001, CMI participated in 34 wells in the Gulf of Mexico region, of which 26 were completed as commercially producing. In 1999 and 1998, CMI participated in 22 and 11 wells in the region, respectively, resulting in 14 and 5 wells, respectively, completed as commercial producers.

                                PRIOR ACTIVITIES

    INVESTORS IN REEF GLOBAL ENERGY I, L.P. SHOULD NOT ASSUME THAT THEY WILL EXPERIENCE RETURNS SIMILAR TO THOSE EXPERIENCED BY INVESTORS IN THE OTHER PROGRAMS DESCRIBED BELOW WHICH WERE SPONSORED BY REEF EXPLORATION OR REEF PARTNERS. THERE CAN BE NO ASSURANCE THAT PRIOR PERFORMANCE WILL BE INDICATIVE OF FUTURE RETURNS. THE RESULTS DESCRIBED BELOW SHOULD BE VIEWED ONLY AS INDICATIVE OF OUR EXPERIENCE AND LEVEL OF ACTIVITY.

    Reef Global Energy Ventures is the first public drilling program sponsored by Reef Partners as managing general partner. Since its formation in February 1999, Reef Partners has sponsored a total of fifteen private partnerships, nine of which were drilling related ventures and six of which were income fund ventures. Together, these ventures have raised approximately $57.4 million.

    Since the beginning of 1996, Reef Exploration, as managing general partner, has previously sponsored thirteen private joint ventures engaged in oil and gas drilling operations. Together, these joint ventures have raised approximately $55.8 million.

    Effective December 31, 2001, nine of the Texas joint ventures sponsored by Reef Partners or Reef Exploration were converted into Texas limited partnerships. Upon each joint venture's conversion, Reef Partners or Reef Exploration, as the case may be, ceased to be the managing venturer, and Reef Operating Company LLC, a Nevada limited liability company owned by Reef Partners and Reef Exploration, became the managing general partner. Therefore, for historical purposes, the following tables accurately reflect the names of the ventures managed by Reef Partners and Reef Exploration, but on a going forward basis the name, type of entity and managing partner has changed. Bell City 3-D Joint Venture is now Reef--Bell City 3-D L.P. Savoie-Fontenot Joint Venture is now Reef--Savoie-Fontenot L.P. Bell City #1 Joint Venture is now Reef--Bell
City #1 L.P. Bell City #5 Joint Venture is now Reef--Bell City #5 L.P. Bell
City #6 Joint Venture is now Reef--Bell City #6 L.P. Reef Partners 1999-A Joint Venture is now Reef 1999-A Income Fund L.P. Reef Partners 1999-B Joint Venture is now Reef 1999-B Income Fund L.P. Reef Partners 2000-A Joint Venture is now Reef 2000-A Income Fund L.P. Lastly, Reef Partners 2001-A Joint Venture is now Reef 2001-A Income Fund L.P.

    The tables below set forth certain operating statistics with respect to the ventures sponsored by Reef Partners and Reef Exploration, other than Reef Parnters 2001-B Income Fund Joint Venture, which was in formation as of the date of this prospectus supplement. The first two tables set forth the contributions to, distributions from and federal income taxable gain or loss from each venture. Cash distributions presented in Table One do not represent a return of capital. The third table sets forth the gross revenues earned by the venture and by Reef Exploration, Reef Partners and their affiliates from each prospect. The fourth table sets forth the costs incurred by the venture. The fifth table sets forth the drilling results for each of the twenty-two drilling ventures sponsored by Reef Partners and Reef Exploration with the exception of Sorrento No. 1 Joint Venture, which has not yet commenced drilling. Note that in Table Five, the well in the Valle Morado Joint Venture was completed and sold prior to beginning production.

                                   TABLE ONE
                        CONTRIBUTIONS AND DISTRIBUTIONS
                            AS OF NOVEMBER 30, 2001

                                                                         NUMBER                    CONTRIBUTIONS
                                                                        OF UNITS                    TO VENTURES
                                                                       ACQUIRED BY                    BY REEF
                                                                        REEF AND    CONTRIBUTIONS     ENTITY
                                                                       AFFILIATES    TO VENTURES    SERVING AS
                                              FUNDING       NUMBER     IN INITIAL        BY          MANAGING
        DRILLING RELATED VENTURES               DATE       OF UNITS     OFFERING      INVESTORS      VENTURER
        -------------------------           ------------  -----------  -----------  -------------  -------------
Bell City 3-D Joint Venture                     10/17/95           50     0.500     $  2,769,224    $  235,200
Savoie-Fontenot Joint Venture                   04/22/96           48     0.667        3,171,326        83,305
Hardison Sadler Joint Venture                   05/21/96         35.5     0.585        2,618,855        48,322
Holt #2-R Joint Venture                         06/17/96        22.77     0.427          815,740        25,444
Valle Morado Joint Venture                      10/04/96           48        --        5,827,200        58,861
Thunder Alley Joint Venture                     02/19/97           49     0.667        4,712,631       105,473
West Bell City 3-D Joint Venture                07/15/97           40        --        4,483,026       195,637
Bell City #1 Joint Venture                      08/27/97           49     0.800        7,052,883       189,246
Northwest Bell City Joint Venture               11/24/97           48     1.625        6,089,923       272,495
Bell City #2 Joint Venture                      03/10/98         35.5     0.500        5,771,976       142,749
Bell City #3 Joint Venture                      08/31/98         26.5     2.910        3,235,805       408,186
Bell City #4 Joint Venture                      10/06/98           35        --        6,095,145       137,947
Bell City #5 Joint Venture                      12/23/98        23.04        --        4,806,378        44,765
Domino #1 Joint Venture                         09/15/99           43        --        7,151,621        93,129
Bell City #6 Joint Venture                      10/29/99           27     1.068        5,000,292        70,555
RAM Joint Venture                               12/24/99           40        --        7,800,000        78,788
RAM 2000 Joint Venture                          02/15/00            2     0.625          268,115       125,824
Magnolia Bayou #1 Joint Venture                 06/09/00        50.57        --        7,019,788        71,303
Lake Barre #1 Joint Venture                     10/10/00       37.125        --        5,308,875        53,625
West Bell City #1-A Joint Venture               11/24/00           30     1.000        4,128,000        41,697
Lake Salvador #1 Joint Venture                   6/21/01           40     1.975        5,791,147       362,389
Sorrento #1 Joint Venture                   in formation                    n/a              n/a           n/a
                                                                                    ------------    ----------
  SUBTOTAL--DRILLING RELATED VENTURES                                                 99,917,950     2,844,940
                                                                                    ------------    ----------

INCOME FUND VENTURES
------------------------------------------
Reef Partners 1999-A Joint Venture              09/30/99        23.89     0.500        2,323,670        50,000
Reef Partners 1999-B Joint Venture              04/10/00        12.63     0.500        1,212,500        50,000
Reef Partners 1999-C Ltd. Income Fund           05/12/00         8.56     0.500          755,520        50,000
Reef Partners 2000-A Income Fund Joint
  Venture                                       04/30/01           50     1.334        4,866,608       133,392
                                                                                    ------------    ----------
Reef Partners 2001-A Income Fund Joint
  Venture                                       10/24/01        41.88     0.500        4,137,798        50,000
  SUBTOTAL--INCOME FUND VENTURES                                                      13,296,096       333,392
                                                                                    ------------    ----------
    TOTAL--ALL VENTURES                                                             $113,214,046    $2,815,943
                                                                                    ============    ==========

                                                                    DISTRIBUTIONS FOR
                                                                       THREE MONTHS
                                            DISTRIBUTIONS THROUGH   ENDED DECEMBER 31,
                                              DECEMBER 31, 2000            2000
                                            ---------------------  --------------------
                                                TO          TO         TO         TO
        DRILLING RELATED VENTURES            INVESTORS     REEF    INVESTORS     REEF
        -------------------------           -----------  --------  ----------  --------
Bell City 3-D Joint Venture                 $ 2,460,462  $191,997  $  457,317  $ 40,664
Savoie-Fontenot Joint Venture                 6,032,834   125,253     504,137     8,747
Hardison Sadler Joint Venture                   165,638       979          --        --
Holt #2-R Joint Venture                          19,159       610          --        --
Valle Morado Joint Venture                   11,732,798    58,837          --        --
Thunder Alley Joint Venture                     563,676    14,575          --        --
West Bell City 3-D Joint Venture                147,733        --          --        --
Bell City #1 Joint Venture                    4,566,371   146,873   1,443,037    48,703
Northwest Bell City Joint Venture               182,363    51,414          --        --
Bell City #2 Joint Venture                      436,689    77,755          --        --
Bell City #3 Joint Venture                           --        --          --        --
Bell City #4 Joint Venture                      140,178     3,548          --        --
Bell City #5 Joint Venture                    2,726,837    33,853     820,886     9,653
Domino #1 Joint Venture                         543,193     5,438      59,613       602
Bell City #6 Joint Venture                          388        --         388        --
RAM Joint Venture                                    --        --          --        --
RAM 2000 Joint Venture                               --        --          --        --
Magnolia Bayou #1 Joint Venture                      --        --          --        --
Lake Barre #1 Joint Venture                          --        --          --        --
West Bell City #1-A Joint Venture                    --        --          --        --
Lake Salvador #1 Joint Venture                      n/a       n/a         n/a       n/a
Sorrento #1 Joint Venture                           n/a       n/a         n/a       n/a
                                            -----------  --------  ----------  --------
  SUBTOTAL--DRILLING RELATED VENTURES        29,718,319   711,132   3,285,378   108,369
                                            -----------  --------  ----------  --------
INCOME FUND VENTURES
------------------------------------------
Reef Partners 1999-A Joint Venture              839,651    98,632     144,803    25,863
Reef Partners 1999-B Joint Venture              217,080    36,578     105,487    16,554
Reef Partners 1999-C Ltd. Income Fund           111,975    23,608      67,997    12,555
Reef Partners 2000-A Income Fund Joint
  Venture                                        19,750     3,583      19,750     3,583
                                            -----------  --------  ----------  --------
Reef Partners 2001-A Income Fund Joint
  Venture                                           n/a       n/a         n/a       n/a
  SUBTOTAL--INCOME FUND VENTURES              1,188,456   162,401     338,037    58,555
                                            -----------  --------  ----------  --------
    TOTAL--ALL VENTURES                     $30,906,775  $873,533  $3,623,415  $166,924
                                            ===========  ========  ==========  ========

    In the above table, the column labeled "Number of Units Acquired by Reef and Affiliates in Initial Offering" refers to units purchased in the initial offering of units in each venture. Reef Exploration purchased 3.25 units in Bell City 3-D Joint Venture, 1.4 units in West Bell City 3-D Joint Venture, 0.25 units in Bell City No. 1 Joint Venture, 0.95 units in Northwest Bell City Joint Venture and 1.25 units in Bell City No. 4 Joint Venture after the formation of these ventures. Reef Exploration sold one unit of West Bell City No. 1-A Joint Venture after formation of the venture. Michael Mauceli and Walt Dunagin, officers of Reef Exploration, each purchased 0.125 units of Savoie-Fontenot Joint Venture after formation of the venture.

                                   TABLE TWO
                             TAXABLE INCOME OR LOSS

                                                 VENTURE FEDERAL TAXABLE INCOME GAIN (LOSS)
                FIRST TAX YEAR                ------------------------------------------------
                                                                  INVESTOR
                                              ------------------------------------------------
                                                TAXABLE INCOME     DEPLETION   TAXABLE INCOME
          DRILLING RELATED VENTURES            BEFORE DEPLETION     EXPENSE    AFTER DEPLETION
          -------------------------           ------------------  -----------  ---------------
  Bell City 3-D Joint Venture                    $    (13,694)    $        --   $    (13,694)
  Savoie-Fontenot Joint Venture                    (1,643,453)        (57,785)    (1,701,238)
  Hardison Sadler Joint Venture                    (1,700,582)         (5,505)    (1,706,087)
  Holt #2-R Joint Venture                            (612,774)         (3,026)      (615,800)
  Valle Morado Joint Venture                         (138,355)             --       (138,355)
  Thunder Alley Joint Venture                      (2,668,668)             --     (2,668,668)
  West Bell City 3-D Joint Venture                    (19,659)             --        (19,659)
  Bell City #1 Joint Venture                       (4,171,801)             --     (4,171,801)
  Northwest Bell City Joint Venture                (4,327,882)             --     (4,327,882)
  Bell City #2 Joint Venture                       (5,335,287)             --     (5,335,287)
  Bell City #3 Joint Venture                       (3,235,805)             --     (3,235,805)
  Bell City #4 Joint Venture                       (3,751,819)             --     (3,751,819)
  Bell City #5 Joint Venture                       (2,178,626)             --     (2,178,626)
  Domino #1 Joint Venture                          (4,244,145)             --     (4,244,145)
  Bell City #6 Joint Venture                       (3,404,174)             --     (3,404,174)
  RAM Joint Venture                                (7,941,541)             --     (7,941,541)
  RAM 2000 Joint Venture                             (434,844)             --       (434,844)
  Magnolia Bayou #1 Joint Venture                  (7,059,111)             --     (7,059,111)
  Lake Barre #1 Joint Venture                      (5,308,937)             --     (5,308,937)
  West Bell City #1-A Joint Venture                (3,990,362)             --     (3,990,362)
  Lake Salvador #1 Joint Venture                          n/a             n/a            n/a
  Sorrento #1 Joint Venture                               n/a             n/a            n/a
                                                 ------------     -----------   ------------
    SUBTOTAL - DRILLING RELATED VENTURES          (62,181,519)        (66,316)   (62,247,835)
                                                 ------------     -----------   ------------
             INCOME FUND VENTURES
  ------------------------------------------
  Reef Partners 1999-A Joint Venture                  200,205         (44,971)       155,234
  Reef Partners 1999-B Joint Venture                  273,204         (98,646)       174,558
  Reef Partners 1999-C Ltd. Income Fund               134,678         (33,444)       101,234
  Reef Partners 2000-A Income Fund Joint
    Venture                                           120,087         (26,888)        93,199
                                                 ------------     -----------   ------------
  Reef Partners 2001-A Income Fund Joint
    Venture                                               n/a             n/a            n/a
    SUBTOTAL - INCOME FUND VENTURES                   728,174        (203,949)       524,225
                                                 ------------     -----------   ------------
      TOTAL - ALL VENTURES                       $(61,453,345)    $  (270,265)  $(61,723,610)
                                                 ============     ===========   ============

                                                VENTURE FEDERAL TAXABLE INCOME GAIN (LOSS)
                FIRST TAX YEAR                ----------------------------------------------
                                                 REEF ENTITY SERVING AS MANAGING VENTURER
                                              ----------------------------------------------
                                               TAXABLE INCOME    DEPLETION   TAXABLE INCOME
          DRILLING RELATED VENTURES           BEFORE DEPLETION    EXPENSE    AFTER DEPLETION
          -------------------------           ----------------  -----------  ---------------
  Bell City 3-D Joint Venture                    $      (138)    $      --     $      (138)
  Savoie-Fontenot Joint Venture                      (16,599)         (584)        (17,183)
  Hardison Sadler Joint Venture                      (17,177)          (56)        (17,233)
  Holt #2-R Joint Venture                             (6,190)          (31)         (6,221)
  Valle Morado Joint Venture                          (1,398)           --          (1,398)
  Thunder Alley Joint Venture                        (61,282)           --         (61,282)
  West Bell City 3-D Joint Venture                      (199)           --            (199)
  Bell City #1 Joint Venture                        (108,692)           --        (108,692)
  Northwest Bell City Joint Venture                 (196,898)           --        (196,898)
  Bell City #2 Joint Venture                         (64,994)           --         (64,994)
  Bell City #3 Joint Venture                        (408,186)           --        (408,186)
  Bell City #4 Joint Venture                         (37,901)           --         (37,901)
  Bell City #5 Joint Venture                         (22,007)           --         (22,007)
  Domino #1 Joint Venture                            (43,455)           --         (43,455)
  Bell City #6 Joint Venture                         (34,406)           --         (34,406)
  RAM Joint Venture                                  (78,788)           --         (78,788)
  RAM 2000 Joint Venture                              (3,939)           --          (3,939)
  Magnolia Bayou #1 Joint Venture                    (71,306)           --         (71,306)
  Lake Barre #1 Joint Venture                        (53,625)           --         (53,625)
  West Bell City #1-A Joint Venture                  (41,697)           --         (41,697)
  Lake Salvador #1 Joint Venture                         n/a           n/a             n/a
  Sorrento #1 Joint Venture                              n/a           n/a             n/a
                                                 -----------     ---------     -----------
    SUBTOTAL - DRILLING RELATED VENTURES          (1,268,877)         (671)     (1,269,548)
                                                 -----------     ---------     -----------
             INCOME FUND VENTURES
  ------------------------------------------
  Reef Partners 1999-A Joint Venture                  32,884        (7,169)         25,715
  Reef Partners 1999-B Joint Venture                  44,455       (14,411)         30,044
  Reef Partners 1999-C Ltd. Income Fund               28,169        (6,352)         21,817
  Reef Partners 2000-A Income Fund Joint
    Venture                                           19,067        (3,661)         15,406
                                                 -----------     ---------     -----------
  Reef Partners 2001-A Income Fund Joint
    Venture                                              n/a           n/a             n/a
    SUBTOTAL - INCOME FUND VENTURES                  124,575       (31,593)         92,982
                                                 -----------     ---------     -----------
      TOTAL - ALL VENTURES                       $(1,144,302)    $ (32,264)    $(1,176,566)
                                                 ===========     =========     ===========

                                               VENTURE FEDERAL TAXABLE INCOME GAIN (LOSS)
   INCEPTION THROUGH DECEMBER 31, 2000      ------------------------------------------------
                                                                INVESTOR
                                            ------------------------------------------------
                                              TAXABLE INCOME
                                                  BEFORE         DEPLETION   TAXABLE INCOME
        DRILLING RELATED VENTURES               DEPLETION         EXPENSE    AFTER DEPLETION
        -------------------------           ------------------  -----------  ---------------
Bell City 3-D Joint Venture                    $  1,481,879     $  (280,734)  $  1,201,145
Savoie-Fontenot Joint Venture                     2,205,632      (1,996,789)       208,843
Hardison Sadler Joint Venture                    (2,453,217)         (5,505)    (2,458,722)
Holt #2-R Joint Venture                            (796,581)         (3,026)      (799,608)
Valle Morado Joint Venture                        5,905,598              --      5,905,598
Thunder Alley Joint Venture                      (4,148,955)        (30,125)    (4,179,080)
West Bell City 3-D Joint Venture                 (4,319,907)             --     (4,319,907)
Bell City #1 Joint Venture                        5,313,933      (1,737,209)     3,576,784
Northwest Bell City Joint Venture                (5,960,718)        (13,778)    (5,974,496)
Bell City #2 Joint Venture                       (5,335,287)             --     (5,335,287)
Bell City #3 Joint Venture                       (3,235,805)             --     (3,235,805)
Bell City #4 Joint Venture                       (5,954,967)             --     (5,954,967)
Bell City #5 Joint Venture                          925,286        (581,630)       343,656
Domino #1 Joint Venture                          (3,959,047)        (86,989)    (4,046,036)
Bell City #6 Joint Venture                       (3,692,338)             --     (3,692,338)
RAM Joint Venture                                (7,941,541)             --     (7,941,541)
RAM 2000 Joint Venture                             (434,844)             --       (434,844)
Magnolia Bayou #1 Joint Venture                  (7,059,111)             --     (7,059,111)
Lake Barre #1 Joint Venture                      (5,308,937)             --     (5,308,937)
West Bell City #1-A Joint Venture                (3,990,362)             --     (3,990,362)
Lake Salvador #1 Joint Venture                          n/a             n/a            n/a
Sorrento #1 Joint Venture                               n/a             n/a            n/a
                                               ------------     -----------   ------------
  Subtotal - Drilling Related Ventures          (48,759,230)     (4,735,785)   (53,495,015)
                                               ------------     -----------   ------------
           INCOME FUND VENTURES
------------------------------------------
Reef Partners 1999-A Joint Venture                  845,381        (217,972)       627,409
Reef Partners 1999-B Joint Venture                  273,204         (98,646)       174,558
Reef Partners 1999-C Ltd. Income Fund               134,678         (33,444)       101,234
Reef Partners 2000-A Income Fund Joint
  Venture                                           120,087         (26,888)        93,199
                                               ------------     -----------   ------------
  SUBTOTAL - INCOME FUND VENTURES                 1,373,350        (376,950)       996,400
                                               ------------     -----------   ------------
    TOTAL - ALL VENTURES                       $(47,385,880)    $(5,112,735)  $(52,498,615)
                                               ============     ===========   ============

                                            VENTURE FEDERAL TAXABLE INCOME GAIN (LOSS)
   INCEPTION THROUGH DECEMBER 31, 2000      -------------------------------------------
                                             REEF ENTITY SERVING AS MANAGING VENTURER
                                            -------------------------------------------
                                            TAXABLE INCOME
                                                BEFORE      DEPLETION   TAXABLE INCOME
        DRILLING RELATED VENTURES             DEPLETION      EXPENSE    AFTER DEPLETION
        -------------------------           --------------  ----------  ---------------
Bell City 3-D Joint Venture                  $   117,827    $ (25,828)    $    91,999
Savoie-Fontenot Joint Venture                    120,396      (40,436)         79,960
Hardison Sadler Joint Venture                    (20,843)         (56)        (20,899)
Holt #2-R Joint Venture                          (24,832)         (31)        (24,863)
Valle Morado Joint Venture                           (24)          --             (24)
Thunder Alley Joint Venture                      (90,898)        (692)        (91,590)
West Bell City 3-D Joint Venture                (170,736)          --        (170,736)
Bell City #1 Joint Venture                       177,747      (50,711)        127,036
Northwest Bell City Joint Venture               (225,955)        (731)       (226,686)
Bell City #2 Joint Venture                       (64,994)          --         (64,994)
Bell City #3 Joint Venture                      (408,186)          --        (408,186)
Bell City #4 Joint Venture                      (134,399)          --        (134,399)
Bell City #5 Joint Venture                         8,556       (5,875)          2,681
Domino #1 Joint Venture                          (40,575)        (879)        (41,454)
Bell City #6 Joint Venture                       (37,317)          --         (37,317)
RAM Joint Venture                                (78,788)          --         (78,788)
RAM 2000 Joint Venture                            (3,939)          --          (3,939)
Magnolia Bayou #1 Joint Venture                  (71,306)          --         (71,306)
Lake Barre #1 Joint Venture                      (53,625)          --         (53,625)
West Bell City #1-A Joint Venture                (41,697)          --         (41,697)
Lake Salvador #1 Joint Venture                       n/a          n/a             n/a
Sorrento #1 Joint Venture                            n/a          n/a             n/a
                                             -----------    ---------     -----------
  Subtotal - Drilling Related Ventures        (1,043,588)    (125,239)     (1,168,828)
                                             -----------    ---------     -----------
           INCOME FUND VENTURES
------------------------------------------
Reef Partners 1999-A Joint Venture               129,568      (25,784)        103,784
Reef Partners 1999-B Joint Venture                44,455      (14,411)         30,044
Reef Partners 1999-C Ltd. Income Fund             28,169       (6,352)         21,817
Reef Partners 2000-A Income Fund Joint
  Venture                                         19,067       (3,661)         15,406
                                             -----------    ---------     -----------
  SUBTOTAL - INCOME FUND VENTURES                221,259      (50,208)        171,051
                                             -----------    ---------     -----------
    TOTAL - ALL VENTURES                     $  (822,329)   $(175,447)    $  (997,777)
                                             ===========    =========     ===========

    The columns labeled "Investors" in Table Three below set forth the revenues from each prospect earned by the venturers other than Reef. The columns entitled "Reef and Affiliates Outside Venture" set forth the revenue earned from each prospect by certain entities that are or may be considered affiliates of Reef Exploration and Reef Partners but are not participants in the venture. Pure Reef, L.P. ("Pure Reef"), a Texas limited partnership of which Reef Exploration is the general partner and of which Pure Holdings, Inc., a corporation owned by the shareholders of Reef Exploration and Reef Partners, holds all of the limited partnership interests, has a carried working interest in certain of the ventures as described in the narratives set forth at the conclusion of these tables. Pure Reef initially purchased the leases that included the wellsites or wellbores for many of the wells on these prospects or in other cases initially acquired the concession containing the prospect. Pure Reef conducted the initial geographical and geological studies. In consideration of the work done by Pure Reef and the risk absorbed by it that the venture in question might not be formed and funded sufficiently to drill the wells, Pure Reef received a carried working interest that is reflected in the columns labeled "Reef and Affiliates Outside Venture." These carried working interests were carried only in regard to the costs of drilling, testing, completing and equipping the wells. As soon as the wells were placed into operation to produce oil and gas the carried interests paid their own pro rata share of all taxes and operating costs. In certain cases, Pure Reef transferred the leases to Bell City 3-D Joint Venture or West Bell City 3-D Joint Venture to conduct the initial testing, and these entities also received a carried working interest. Because the total revenue generated by these carried working interests is already included in the total revenue figure for each of these two ventures, it is not included in the figures set forth in the column labeled "Reef and Affiliates Outside Venture."

    The figures set forth under the column entitled "Reef and Affiliates Outside Venture" in Table Three also include certain working interests, not greater than 5% on any prospect, now held by the Estate of Vearl Sneed in certain prospects. Prior to his death, Vearl Sneed was a controlling shareholder in Reef Exploration. This term also includes interests originally held by Pure Reef, which were later transferred to certain employees of Reef Exploration. These transfers are more fully described in the narratives set forth at the conclusion of these tables.

                                  TABLE THREE
                           GROSS REVENUES FROM WELLS

                                                                REVENUES FROM OIL AND GAS WELLS
                                                             FROM INCEPTION THROUGH DECEMBER 2000
                                                 -------------------------------------------------------------
                                                               REEF ENTITY
                                                               SERVING AS
                                                                MANAGING     REEF AND AFFILIATES      TOTAL
           DRILLING RELATED VENTURES              INVESTORS     VENTURER       OUTSIDE VENTURE       REVENUE
           -------------------------             -----------   -----------   -------------------   -----------
Bell City 3-D Joint Venture                      $ 2,433,072   $  223,846        $        --       $ 2,656,918
Savoie-Fontenot Joint Venture                      6,747,523      181,801          2,309,775         9,239,099
Hardison Sadler Joint Venture                        178,632       16,434             65,022           260,088
Holt #2-R Joint Venture                                7,481          233              2,571            10,285
Valle Morado Joint Venture                        11,945,597      120,663          4,022,087        16,088,347
Thunder Alley Joint Venture                          663,438       18,364            227,267           909,069
West Bell City 3-D Joint Venture                          --           --                 --                --
Bell City #1 Joint Venture                         8,054,448      259,495          2,771,314        11,085,257
Northwest Bell City Joint Venture                    263,633       13,988             92,540           370,161
Bell City #2 Joint Venture                                --           --                 --                --
Bell City #3 Joint Venture                                --           --                 --                --
Bell City #4 Joint Venture                           127,258        4,479             43,912           175,649
Bell City #5 Joint Venture                         3,184,354       32,165          1,072,173         4,288,692
Domino #1 Joint Venture                              479,228        4,907            161,378           645,513
Bell City #6 Joint Venture                                --           --                 --                --
RAM Joint Venture                                         --           --                 --                --
RAM 2000 Joint Venture                                    --           --                 --                --
Magnolia Bayou #1 Joint Venture                           --           --                 --                --
Lake Barre #1 Joint Venture                              n/a          n/a                n/a                --
West Bell City #1-A Joint Venture                        n/a          n/a                n/a                --
Lake Salvador #1 Joint Venture                           n/a          n/a                n/a                --
Sorrento #1 Joint Venture                                n/a          n/a                n/a                --
                                                 -----------   ----------        -----------       -----------
  SUBTOTAL - DRILLING RELATED VENTURES            34,084,664      876,375         10,768,039        45,729,078
                                                 -----------   ----------        -----------       -----------
             INCOME FUND VENTURES
-----------------------------------------------
Reef Partners 1999-A Joint Venture                 1,262,064      170,210                 --         1,432,274
Reef Partners 1999-B Joint Venture                   391,874       61,497                 --           453,371
Reef Partners 1999-C Ltd. Income Fund                209,444       38,672                 --           248,116
Reef Partners 2000-A Income Fund Joint Venture       166,002       23,390                 --           189,392
                                                 -----------   ----------        -----------       -----------
  SUBTOTAL - INCOME FUND VENTURES                  2,029,384      293,769                 --         2,323,153
                                                 -----------   ----------        -----------       -----------
    TOTAL - ALL VENTURES                         $36,114,048   $1,170,144        $10,768,039       $48,052,231
                                                 ===========   ==========        ===========       ===========

                                                              REVENUES FROM OIL AND GAS WELLS
                                                              FOR QUARTER ENDED DECEMBER 2000
                                                 ----------------------------------------------------------
                                                              REEF ENTITY
                                                              SERVING AS
                                                               MANAGING     REEF AND AFFILATES     TOTAL
           DRILLING RELATED VENTURES             INVESTORS     VENTURER      OUTSIDE VENTURE      REVENUE
           -------------------------             ----------   -----------   ------------------   ----------
Bell City 3-D Joint Venture                      $  442,537    $ 40,714         $       --       $  483,251
Savoie-Fontenot Joint Venture                       641,903      19,113            220,339          881,355
Hardison Sadler Joint Venture                            --          --                 --               --
Holt #2-R Joint Venture                                  --          --                 --               --
Valle Morado Joint Venture                               --          --                 --               --
Thunder Alley Joint Venture                              --          --                 --               --
West Bell City 3-D Joint Venture                         --          --                 --               --
Bell City #1 Joint Venture                        1,571,206      50,620            540,609        2,162,435
Northwest Bell City Joint Venture                        --          --                 --               --
Bell City #2 Joint Venture                               --          --                 --               --
Bell City #3 Joint Venture                               --          --                 --               --
Bell City #4 Joint Venture                               --          --                 --               --
Bell City #5 Joint Venture                          989,459       9,995            333,151        1,332,605
Domino #1 Joint Venture                             479,228       4,907            161,378          645,513
Bell City #6 Joint Venture                               --          --                 --               --
RAM Joint Venture                                        --          --                 --               --
RAM 2000 Joint Venture                                   --          --                 --               --
Magnolia Bayou #1 Joint Venture                          --          --                 --               --
Lake Barre #1 Joint Venture                             n/a         n/a                n/a               --
West Bell City #1-A Joint Venture                       n/a         n/a                n/a               --
Lake Salvador #1 Joint Venture                          n/a         n/a                n/a               --
Sorrento #1 Joint Venture                               n/a         n/a                n/a               --
                                                 ----------    --------         ----------       ----------
  SUBTOTAL - DRILLING RELATED VENTURES            4,124,333     125,349          1,255,477        5,505,159
                                                 ----------    --------         ----------       ----------
             INCOME FUND VENTURES
-----------------------------------------------
Reef Partners 1999-A Joint Venture                  240,953      32,496                 --          273,449
Reef Partners 1999-B Joint Venture                  131,746      20,675                 --          152,421
Reef Partners 1999-C Ltd. Income Fund                80,950      14,947                 --           95,897
Reef Partners 2000-A Income Fund Joint Venture      166,002      23,390                 --          189,392
                                                 ----------    --------         ----------       ----------
  SUBTOTAL - INCOME FUND VENTURES                   619,651      91,508                 --          711,159
                                                 ----------    --------         ----------       ----------
    TOTAL - ALL VENTURES                         $4,743,984    $216,857         $1,255,477       $6,216,318
                                                 ==========    ========         ==========       ==========

    Table Four below describes all costs incurred by each of the ventures from inception through December 31, 2000. The column labeled "Direct Costs Paid By Reef to Third Parties" includes all drilling costs associated with the venture, but excludes all organization and syndication costs, which are broken out separately in the next column. All costs were paid to third parties by the Reef entity serving as managing venturer of each venture. The amounts set forth under "Costs Paid to Reef for Turnkey Drilling Expenses" were paid by each venture. The final column, entitled "Excess (Deficit) of Amounts Paid to Reef over Direct Costs Paid to Third Parties" excludes any overhead costs incurred by Reef Exploration or Reef Partners while acting as the managing venturer of each venture. Items marked with an asterisk (*) refer to wells in which drilling was in progress as of December 31, 2000. As of December 2000, Reef Partners was continuing to incur drilling-related costs with respect to the wells drilled by the RAM, RAM 2000, Magnolia Bayou No. 1, Lake Barre No. 1 and West Bell
City No. 1-A Joint Ventures. Drilling operations had not yet commenced on the Lake Salvador No. 1 or Sorrento No. 1 Joint Ventures.

                                   TABLE FOUR
                         COSTS INCURRED BY THE VENTURES
                    FROM INCEPTION THROUGH DECEMBER 31, 2000

                                                                                                                       EXCESS
                                                                                                                    (DEFICIT) OF
                                                                                                                    AMOUNTS PAID
                                                                                      DIRECT COSTS   ORGANIZATION   TO REEF OVER
                                                                    COSTS PAID TO     PAID BY REEF       AND        DIRECT COSTS
                                    OPERATING    ADMINISTRATIVE   REEF FOR TURNKEY      TO THIRD     SYNDICATION    PAID TO THIRD
    DRILLING RELATED VENTURES         COSTS          COSTS        DRILLING EXPENSES     PARTIES         COSTS          PARTIES
    -------------------------       ----------   --------------   -----------------   ------------   ------------   -------------
Bell City 3-D Joint Venture         $  866,096      $  3,701         $ 2,409,512      $ 2,966,045    $   341,950     $  (898,483)
Savoie-Fontenot Joint Venture          935,510        52,395           3,013,575        3,153,788        440,920        (581,133)
Hardison Sadler Joint Venture          216,785        19,089           2,513,400        2,632,101        374,500        (223,201)
Holt #2-R Joint Venture                 28,901         9,060             796,950          718,504        127,877         (49,431)
Valle Morado Joint Venture                  --            24           5,827,200        5,170,000        754,264         (97,064)
Thunder Alley Joint Venture            378,607        17,974           4,579,540        5,293,926        628,300      (1,342,686)
West Bell City 3-D Joint Venture            --            58           4,240,600        2,292,927        564,304       1,383,369
Bell City #1 Joint Venture             959,013        20,349           7,200,044        7,603,036        907,412      (1,310,404)
Northwest Bell City Joint Venture       43,328        15,466           6,285,792        4,411,207        787,672       1,086,913
Bell City #2 Joint Venture                  --           163           5,400,118        2,897,557      1,012,658       1,489,903
Bell City #3 Joint Venture                  --           240           3,643,750        2,140,413        437,250       1,066,087
Bell City #4 Joint Venture             105,003           198           6,079,823        3,786,214        794,200       1,499,409
Bell City #5 Joint Venture             671,458        10,898           4,197,500        3,420,573        796,496         (19,569)
Domino #1 Joint Venture                 76,876         2,136           6,832,700        5,439,223        874,924         518,553
Bell City #6 Joint Venture             176,504         2,848           4,914,000        3,992,529        644,680         276,791
RAM Joint Venture                           --           174           7,800,000        7,070,335      1,366,359        (368,579)*
RAM 2000 Joint Venture                      --            33             268,115              n/a              *                *
Magnolia Bayou #1 Joint Venture             --           293           6,988,423        5,646,700        916,829         424,894*
Lake Barre #1 Joint Venture                n/a           151           5,302,964        4,907,029        695,709        (299,774)*
West Bell City #1-A Joint Venture          n/a           114           4,054,743        3,432,995        531,952          89,796*
Lake Salvador #1 Joint Venture             n/a           n/a                 n/a              n/a            n/a             n/a
Sorrento #1 Joint Venture                  n/a           n/a                 n/a              n/a            n/a             n/a
                                    ----------      --------         -----------      -----------    -----------     -----------
  SUBTOTAL - DRILLING RELATED
    VENTURES                         4,458,081       155,364          92,348,750       76,705,101     12,998,257       2,645,392
                                    ----------      --------         -----------      -----------    -----------     -----------

                                                                                                                       EXCESS
                                                                                                                      (DEFICIT)
                                                                                                                     OF AMOUNTS
                                                                   WELL ACQUISTION        WELL                       OVER DIRECT
                                                                      COSTS AND       ACQUISITION    SYNDICATION     COSTS PAID
                                    OPERATING    ADMINISTRATIVE      COMMISSIONS       COSTS PAID        AND          TO THIRD
       INCOME FUND VENTURES           COSTS          COSTS          PAID TO REEF        BY REEF      ORGANIZATION      PARTIES
       --------------------           -----          -----          ------------        -------      ------------      -------
Reef Partners 1999-A Joint Venture     293,018         4,808           2,333,249        2,041,922        216,207          75,120
Reef Partners 1999-B Joint Venture     115,731            97           1,255,000        1,123,360        109,875          21,765
Reef Partners 1999-C Ltd. Income
  Fund                                  74,479           127             805,520          718,314         75,136          12,070
Reef Partners 2000-A Income Fund
  Joint Venture                         44,610           213           2,464,065        2,170,543        197,844          95,677
                                    ----------      --------         -----------      -----------    -----------     -----------
  SUBTOTAL - INCOME FUND VENTURES      527,838         5,245           6,857,834        6,054,140        599,062         204,632
                                    ----------      --------         -----------      -----------    -----------     -----------
    TOTAL - ALL VENTURES            $4,985,919      $160,609         $99,206,584      $82,759,241    $13,597,318     $ 2,850,024
                                    ==========      ========         ===========      ===========    ===========     ===========

    Table Five below sets forth the drilling results for each of the twenty-two drilling ventures sponsored by Reef Partners and Reef Exploration, other than Sorrento No. 1 Joint Venture, which has not yet commenced drilling. The first two columns indicate the total amount of oil (in barrels) and gas (in mcf) allocated to Reef and to the Reef Affiliates outside the venture participating in the wells, from the commencement of production through December 2000. The third and fourth columns give the same information for the venture only, i.e., the amount of oil in barrels and gas in mcf allocated to the venture. The fifth column sets forth the venture's share, for those prospects with currently producing wells, of the discounted present value, at a 10% discount rate, of future net cash flows associated with the proven reserves for these well(s). The sixth and seventh columns set forth the venture's share of those oil and gas reserves. The final column sets forth the expected payout date for those ventures with producing wells.

                                   TABLE FIVE
                                DRILLING RESULTS

                                        INCEPTION THROUGH DECEMBER 31, 2000
                                   ---------------------------------------------
                                    TOTAL ALLOCATED TO                                           AT DECEMBER 31, 2000
                                     VENTURE AND REEF                              ------------------------------------------------
                                      AND AFFILIATES        TOTAL ALLOCATED TO       NPV @ 10%       OIL RESERVES     GAS RESERVES
                                      OUTSIDE VENTURE        VENTURE ONLY FROM        (VENTURE         (VENTURE         (VENTURE
                                      FROM PRODUCTION           PRODUCTION         INTEREST ONLY)   INTEREST ONLY)   INTEREST ONLY)
                                   ---------------------   ---------------------   --------------   --------------   --------------
                                      OIL         GAS         OIL         GAS                       OIL (BARRELS)      GAS (MCF)
                                   (BARRELS)     (MCF)     (BARRELS)     (MCF)
Bell City 3-D Joint Venture......    51,534      790,614     51,534      790,614    $ 8,625,537        109,154          3,046,876
Savoie-Fontenot Joint Venture....    85,295    3,023,229     63,312    2,244,046      4,586,340         30,097          1,529,278
Hardison Sadler Joint Venture....        --       95,911         --       70,934             --             --                 --
Holt #2-R Joint Venture..........     3,204           --      2,378           --             --             --                 --
Valle Morado Joint Venture.......        --           --         --           --             --             --                 --
Thunder Alley Joint Venture......    40,571      100,882     30,221       75,147             --             --                 --
West Bell City 3-D Joint
  Venture........................        --           --         --           --             --             --                 --
Bell City #1 Joint Venture.......   259,527    4,570,112    184,302    3,245,442     25,861,239        307,049          9,348,984
Northwest Bell City Joint
  Venture........................       451      226,580        335      168,183             --             --                 --
Bell City #2 Joint Venture.......        --           --         --           --             --             --                 --
Bell City #3 Joint Venture.......        --           --         --           --             --             --                 --
Bell City #4 Joint Venture.......        --           --         --           --             --             --                 --
Bell City #5 Joint Venture.......    79,267      871,229     55,924      614,670     16,041,218        222,768          5,457,324
Domino #1 Joint Venture..........     3,515      165,573      2,481      116,875             --             --                 --
Bell City #6 Joint Venture.......        --           --         --           --             --             --                 --
RAM Joint Venture................        --           --         --           --             --             --                 --
RAM 2000 Joint Venture...........        --           --         --           --             --             --                 --
Magnolia Bayou #1 Joint Venture..        --           --         --           --             --             --                 --
Lake Barre #1 Joint Venture......        --           --         --           --             --             --                 --
West Bell City 1-A Joint
  Venture........................        --           --         --           --             --             --                 --
Lake Salvador #1 Joint Venture...        --           --         --           --             --             --                 --
                                    -------    ---------    -------    ---------    -----------        -------         ----------
Total............................   523,364    9,844,130    390,487    7,325,911    $55,114,334        669,068         19,382,462
                                    =======    =========    =======    =========    ===========        =======         ==========


                                    APPROXIMATE
                                    PAYOUT DATE
                                   TO INVESTORS
                                   -------------

Bell City 3-D Joint Venture......   payout has
                                     occurred
Savoie-Fontenot Joint Venture....   payout has
                                     occurred
Hardison Sadler Joint Venture....       --
Holt #2-R Joint Venture..........       --
Valle Morado Joint Venture.......   payout has
                                     occurred
Thunder Alley Joint Venture......       --
West Bell City 3-D Joint
  Venture........................       --
Bell City #1 Joint Venture.......   payout has
                                     occurred
Northwest Bell City Joint
  Venture........................       --
Bell City #2 Joint Venture.......       --
Bell City #3 Joint Venture.......       --
Bell City #4 Joint Venture.......       --
Bell City #5 Joint Venture.......   payout has
                                     occurred
Domino #1 Joint Venture..........       --
Bell City #6 Joint Venture.......       --
RAM Joint Venture................       --
RAM 2000 Joint Venture...........       --
Magnolia Bayou #1 Joint Venture..       --
Lake Barre #1 Joint Venture......       --
West Bell City 1-A Joint
  Venture........................       --
Lake Salvador #1 Joint Venture...       --
Total............................

    The twenty two drilling ventures described in the foregoing charts are all of the ventures with respect to which Reef Exploration and/or Reef Partners conducted drilling operations from 1996 to the present. These ventures drilled an aggregate of 23 gross wells which resulted in 20.475 net wells. Of these 23 wells, 22 were exploratory wells and 1 was a developmental well. Of these 23 wells, 16 were completed and 7 (30.4%) were dry holes. Of the 16 wells completed as producers, 14 were commercially producing. Of the 16 wells completed as producers, 11 were subsequently abandoned.

    Reef Exploration and its affiliates also conducted drilling operations on ventures formed prior to 1996 and subsequently sold their interests in these ventures. Since 1988, when Reef Exploration commenced its operations, it has drilled a total of 78 gross wells (74.975 net) including the wells set forth in the paragraph above on the twenty two drilling ventures described in the foregoing charts. Of these 78 wells, 57 were exploratory and 21 were developmental. Of these 78 wells, 41 were completed and 37 (47.4%) were dry holes. Of the 41 wells completed as producers, 38 were commercially producing. Of the 41 wells completed as producers, 29 were subsequently abandoned.

    The narratives set forth below describe the thirteen ventures previously sponsored by Reef Exploration since 1996 and the thirteen ventures previously sponsored by the managing general partner.

    BELL CITY 3-D JOINT VENTURE is a Texas general partnership formed to conduct and interpret three-dimensional seismic activities over a 14 square mile area in Calcasieu Parish, Louisiana, and acquire oil and gas leasehold interests over selected acreage within this 14 square mile area. Six selected leasehold interests have been contributed to drilling operations conducted by Bell City No. 1 Joint Venture, Bell City No. 2 Joint Venture, Bell City No. 4 Joint Venture, Bell City No. 5 Joint Venture, and Bell City No. 6 Joint Venture in exchange for a 12.5% carried working interest in the wells drilled upon such acreage. Five wells were completed as producing wells. Two of them were subsequently plugged and abandoned. Reef Exploration purchased a 1% interest in this partnership, and unrelated third parties purchased the remaining 99%. No Reef Exploration affiliate has any carried interest in the operations of this partnership.

    SAVOIE-FONTENOT JOINT VENTURE is a Texas general partnership formed to drill two exploratory oil and gas wells. The first well was drilled to approximately 10,700 feet in Calcasieu Parish, Louisiana. A second well of approximately 11,100 feet was drilled in Jefferson Davis Parish, Louisiana. Both wells were successfully completed as producers, one of which was subsequently abandoned. Reef Exploration purchased a 2.2614% interest in this partnership, and unrelated third parties purchased the remaining 97.7386%. In addition, Pure Reef received a 25% carried working interest (18.75% net revenue interest) in these wells. This venture owns a 72% working interest (54% net revenue interest) in these wells.

    HARDISON SADLER JOINT VENTURE was a Texas general partnership formed to drill two exploratory oil and gas wells in Limestone County, Texas to depths of approximately 11,300 feet. Both wells were completed as producing wells. Neither well is producing at this time, and the venture has disposed of its interests in both wells to third parties. Reef Exploration purchased a 1.8083% interest in this partnership, and unrelated third parties purchased the remaining 98.1917%. In addition, Pure Reef received a 25% carried working interest (18.75% net revenue interest) in these wells. This venture owned a 71% working interest (53.25% net revenue interest) in these wells and has been dissolved.

    HOLT RANCH NO. 2-R JOINT VENTURE was a Texas general partnership formed to re-enter and sidetrack one oil and gas well in Limestone County, Texas to a depth of approximately 12,500 feet. The well was completed as a producing well. The well has subsequently been plugged and abandoned. Reef Exploration purchased a 1.873811% interest in this partnership, and unrelated third parties purchased the remaining 98.126189%. In addition, Pure Reef received a 25% carried working interest (18.75% net revenue interest) in this well, which was later reduced to an 18% carried working interest (13.5% net revenue interest) when Pure Reef conveyed a total of 7% of its carried working interest (5.25% net revenue interest) to three employees of Reef Exploration. These employees were not shareholders or owners of Reef Exploration or Pure Reef. This venture owned a 52.367187% working interest (40.0254% net revenue interest) in this well and has been dissolved.

    VALLE MORADO JOINT VENTURE was a Texas general partnership formed to drill an exploratory well in Salta and Jujuy Provinces in the Republic of Argentina to a depth of approximately 21,000 feet. The well was completed and shut-in to await additional development of the reservoir and the construction of processing and transportation facilities. The venture, Reef Exploration and its affiliates all sold their interests to Compania General de Combustibles before the well was placed into production. Reef Exploration purchased a 1% interest in this partnership, and unrelated third parties purchased the remaining 99%. In addition, Pure Reef received a 25% carried working interest (20% net revenue interest) in this well. This venture owned a 28.8% working interest (23.04% net revenue interest) in this well and has been dissolved.

    THUNDER ALLEY JOINT VENTURE was a Texas general partnership formed to drill one exploratory oil and gas well in Jefferson Davis Parish, Louisiana of approximately 10,900 feet and one exploratory oil and gas well in Jasper County, Mississippi of approximately 15,500 feet. Both wells were successfully completed. Subsequently, the well in Louisiana was plugged and abandoned and the well in Mississippi was sold. Reef Exploration purchased a 2.3468% interest in this partnership, and unrelated third parties purchased the remaining 97.6532%. In addition, Pure Reef retained (i) a 25% carried working interest (18.18523% net revenue interest) in the Louisiana well and (ii) an 18.030316% carried working interest (13.54929% net revenue interest) in the Mississippi well, which were subsequently reduced to 19% (13.820774% net revenue interest) and 14.002422% (10.540891% net revenue interest) respectively, when Pure Reef conveyed 6% of its carried working interest in the Louisiana well and 4.027894% of its carried working interest in the Mississippi well to two employees of Reef Exploration, in exchange for services provided by those employees. These individuals are not shareholders or owners of Reef Exploration or Reef Partners. The venture owed a 73.0053% working interest (55.125% net revenue interest) in both wells and has been dissolved.

    WEST BELL CITY 3-D JOINT VENTURE was a Texas general partnership formed to conduct and interpret three-dimensional seismic activities over a 17 square mile area in Calcasieu Parish, Louisiana, and acquire oil and gas leasehold interests over selected acreage within the 17 square mile area. Two selected leasehold interests were contributed to drilling operations conducted by Bell City #3 Joint Venture and West Bell City #1-A Joint Venture in exchange for a 12.5% carried working interests in the wells drilled upon the acreage. Each of these wells was a dry hole. Reef Exploration purchased a 1% interest in this partnership, and unrelated third parties purchased the remaining 99%. This venture has been dissolved.

    BELL CITY NO. 1 JOINT VENTURE is a Texas general partnership formed to drill two exploratory oil and gas wells in Calcasieu Parish, Louisiana. The first well was drilled to depths of approximately 14,200 feet and the second well to depths of approximately 12,000 feet. Both wells were completed, but one was plugged and abandoned one year after drilling. The other well is producing oil and gas. Reef Exploration purchased a 2.514% interest in this partnership, and unrelated third parties purchased the remaining 97.486%. Pure Reef received a 25% carried working interest (18.75% net revenue interest) in these wells, which was later reduced to an 18% carried working interest (13.5% net revenue interest) when Pure Reef conveyed a total of 7% of its carried working interest (5.25% net revenue interest) to three employees of Reef Exploration. These employees were not shareholders or owners of Reef Exploration or Pure Reef. Bell City 3-D Joint Venture received a 12.5% carried working interest (9.375% net revenue interest) in these wells. This venture owns a 61.25% working interest (45.9375% net revenue interest) in these wells.

    NORTHWEST BELL CITY JOINT VENTURE was a Texas general partnership formed to drill three exploratory oil and gas wells, one in Calcasieu Parish, Louisiana and two in Panola County, Texas. The Louisiana well was drilled to a depth of approximately 14,200 feet and the Texas wells were drilled to depths of approximately 6,500 feet (a re-entry well) and 9,700 feet. The Louisiana well was a dry hole. The Texas wells were completed, but one was disposed of to a third party and the other was disposed of in December 1999. Reef Exploration purchased a 4.35163% interest in this partnership, and unrelated third parties purchased the remaining 95.34837%. Pure Reef received a 25% carried working interest (18% net revenue interest) in the Louisiana well and 18.75% carried working interests (9.375% net revenue interests) in the Texas wells. This venture owned a 72% working interest (51.84% net revenue interest) in the Louisiana well and 36% and 72% working interests (27% and 54% net revenue interests) in the Texas wells and has been dissolved.

    BELL CITY NO. 2 JOINT VENTURE was a Texas general partnership formed to drill one exploratory oil and gas well in Calcasieu Parish, Louisiana, to a depth of approximately 12,500 feet. The well was a dry hole. Reef Exploration purchased a 1% interest in this partnership, and unrelated third parties purchased the remaining 99%. Pure Reef received a 25% carried working interest (18.125% net revenue interest) in these wells, which was subsequently reduced to 19% (13.775% net revenue interest) when Pure Reef conveyed a 6% carried working interest (4.35% net revenue interest) to two employees of Reef Exploration in consideration of services provided by those individuals. These employees were not shareholders or owners of Pure Reef or Reef Exploration. Bell City 3-D Joint Venture received a 12.5% carried working interest (9.0625% net revenue interest) in this well. This venture owned a 59.1662% working interest (42.8958% net revenue interest) in this well and has been dissolved.

    BELL CITY NO. 3 JOINT VENTURE was a Texas general partnership formed to drill one exploratory oil and gas well in Calcasieu Parish, Louisiana, to a depth of approximately 12,500 feet. The well was a dry hole. Reef Exploration purchased an 11.8711% interest in this partnership, and unrelated third parties purchased the remaining 88.1289%. Pure Reef received a 25% carried working interest (18% net revenue interest) in these wells, which was subsequently reduced to 21.5% (15.4625% net revenue interest) when Pure Reef conveyed a 3.5% carried working interest (2.5375% net revenue interest) to two employees of Reef Exploration in consideration of services provided by those individuals. These employees were not shareholders or owners of Reef Exploration or Pure Reef. West Bell City 3-D Joint Venture received a 12.5% carried working interest (9.0625% net revenue interest) in this well. This venture owned a 72.72727% working interest (52.727271% net revenue interest) in this well and has been dissolved.

    BELL CITY NO. 4 JOINT VENTURE was a Texas general partnership formed to drill one exploratory oil and gas well in Calcasieu Parish, Louisiana, to a depth of approximately 12,600 feet. The well was completed but has subsequently been plugged and abandoned. Reef Exploration purchased a 1% interest in this partnership, and unrelated third parties purchased the remaining 99%. Pure Reef received a 12.5% carried working interest (9% net revenue interest) in these wells, which was subsequently reduced to 9% (6.525% net revenue interest) when Pure Reef conveyed a 3.5% carried working interest (2.5375% net revenue interest) to two employees of Reef Exploration in consideration of services provided by those individuals. These employees were not shareholders or owners of Reef Exploration or Pure Reef. Bell City 3-D Joint Venture received a 12.5% carried working interest (9% net revenue interest) in this well. This venture owned a 72.91667% working interest (52.864584% net revenue interest) in this well and has been dissolved.

    BELL CITY NO. 5 JOINT VENTURE is a Texas general partnership formed to drill one exploratory oil and gas well in Calcasieu Parish, Louisiana, to a depth of approximately 12,600 feet. The well was successfully completed and is producing. Reef Exploration purchased a 1% interest in this partnership, and unrelated third parties purchased the remaining 99%. Pure Reef received an 18.351816% carried working interest (13.623742% net revenue interest) in these wells, which was subsequently reduced to 13.936124% (10.345688% net revenue interest) when Pure Reef conveyed a 4.415692% carried working interest (3.278054% net revenue interest) to two employees of Reef Exploration in consideration of services provided by these individuals. These individuals were neither owners nor shareholders of Reef Exploration or Pure Reef. Bell City 3-D Joint Venture received a 9.20553% carried working interest (6.833859% net revenue interest) in this well. This venture owns a 44.188272% working interest (32.803805% net revenue interest) in this well.

    DOMINO NO. 1 JOINT VENTURE was a Texas general partnership formed to drill one exploratory oil and gas well together with Burlington Resources, Inc. in St. Mary Parish, Louisiana, to a depth of approximately 19,600 feet. The well was successfully completed and produced for a few months before water production issues were encountered. The well was subsequently abandoned. Reef Partners purchased a 1% interest in this partnership, and unrelated third parties purchased the remaining 99%. Pure Reef received an 12% carried working interest (8.306344% net revenue interest) in this well, which was subsequently reduced to 11% when Pure Reef conveyed a 1% carried working interest (0.75% net revenue interest) to two employees of Reef Exploration. These individuals were not shareholders or employees of Reef Exploration or Pure Reef. This venture owned a 30% working interest (22.5% net revenue interest) in this well and has been dissolved.

    BELL CITY NO. 6 JOINT VENTURE is a Texas general partnership formed to drill one exploratory oil and gas well in Calcasieu Parish, Louisiana, to a depth of approximately 11,275 feet. The initial bottom hole location for this well, and the first sidetrack bottom hole location, were not productive, but a second sidetrack of the well was successfully completed and is producing. Reef Partners purchased a 1% interest in this partnership, and unrelated third parties purchased the remaining 99%. Pure Reef initially held a 18.75% carried working interest (13.593757% net revenue interest) in the well, which was later reduced to a 14.25% carried working interest (10.33125% net revenue interest) when Pure Reef conveyed 4.5% of its carried working interest (3.2625% net revenue interest) to two employees of Reef Exploration in consideration of services provided to Pure Reef by those individuals. These employees were not owners or shareholders of Reef Exploration or Pure Reef. Bell City 3-D Joint Venture received a 9.375% carried working interest (6.796875% net revenue interest) in this well. This venture owns a 46.875% working interest (33.984375% net revenue interest) in this well.

    RAM JOINT VENTURE was a Texas general partnership formed to drill one exploratory oil and gas well in Alberta, Canada, together with affiliates of British Petroleum, Exxon, and Alberta Energy Corporation, to a depth of approximately 19,030 feet. The well was a dry hole. Reef Partners purchased a 1% interest in this partnership, and unrelated third parties purchased the remaining 99%. Pure Reef initially held a 12.1875% carried working interest after payout (8.896875% net revenue interest before and after payout) in this venture. This interest was reduced to an 11.2125% carried working interest before payout (8.1723554% net revenue interest before and after payout) when Pure Reef conveyed a 0.975% carried working interest in the well to two employees of Reef Exploration in exchange for those employees' services. These employees were not owners or shareholders of Reef Exploration or Pure Reef. This venture owned a 36.5625% working interest (26.690625% net revenue interest) in this well and has been dissolved.

    RAM 2000 JOINT VENTURE was a Texas general partnership formed to participate in the drilling of one exploratory oil and gas well in Alberta, Canada, together with RAM Joint Venture and affiliates of British Petroleum, Exxon, and Alberta Energy Corporation to a depth of approximately 19,030 feet. The well was a dry hole. Reef Partners purchased a 1% interest in this partnership, and unrelated third parties purchased the remaining 99%. Pure Reef received a total of 12.606446% total working interest after payout (17.45508% working interest before payout) and a 8.882995% net revenue interest both before and after payout. This venture owned a 1.256839% working interest after payout (1.256839% net revenue interest) in this well and has been dissolved.

    MAGNOLIA BAYOU NO. 1 JOINT VENTURE was a Texas general partnership formed to drill one exploratory oil and gas well together with ELM Oil & Gas Corporation in St. Bernard Parish, Louisiana to a depth of approximately 16,000 feet. The well was a dry hole. Reef Partners is the Managing Venturer of this venture and purchased a 1% interest in this venture, and unrelated third parties purchased the remaining 99%. Pure Reef initially held a 15.801875% carried working interest (11.37735% net revenue interest) in the venture, as well as an 11.7925% working interest that was not "carried" by any party. Pure Reef subsequently conveyed a 2% carried working interest to two employees of Reef Exploration, in consideration for services provided by those employees, thus reducing Pure Reef's total carried working interest to 13.801875% (9.93735% net revenue interest). The venture owned a 47.405625% working interest (34.13205% net revenue interest) in this well and has been dissolved.

    LAKE BARRE NO. 1 JOINT VENTURE was a Texas general partnership formed to drill one exploratory oil and gas well together with Hunt Oil Company and Texaco Exploration & Production, Inc. in Terrebone Parish, Louisiana to a depth of approximately 20,000 feet. The well was a dry hole. Reef Partners is the Managing Venturer of this venture and purchased a 1% interest in this venture. Unrelated parties purchased the remaining 99%. Pure Reef initially held a 12.5% carried working interest (8.875% net revenue interest) in this venture. This was reduced when Pure Reef conveyed a 1% carried working interest to two employees of Reef Exploration, in exchange for those employees' services. These employees were not owners or shareholders of Reef Exploration or Pure Reef. As a result, Pure Reef held a 11.5% carried working interest (8.52% net revenue interest) in this venture. This venture has been dissolved.

    WEST BELL CITY NO. 1-A JOINT VENTURE was a Texas general partnership formed to drill one exploratory oil and gas well in Calcasieu Parish, Louisiana to a depth of approximately 12,700 feet. The well was a dry hole. Reef Partners is the Managing Joint Venturer of this venture and purchased a 1% interest in the venture. Pure Reef initially held a 25% carried working interest (17.5% net revenue interest) in this well and West Bell City 3-D Joint Venture held a 12.5% carried working interest (8.75% net revenue interest) in the well. Pure Reef subsequently conveyed a 2% carried working interest in the well to two employees of Reef Exploration. These employees were neither shareholders nor owners of Reef Exploration or Pure Reef. This reduced Pure Reef's carried working interest in the well to 23% (16.1% net revenue interest). This venture held a 62.5% working interest (43.75% net revenue interest) in the well and has been dissolved.

    LAKE SALVADOR NO. 1 JOINT VENTURE is a Texas general partnership formed to drill one exploratory oil and gas well together with Hunt Oil Company in St. Charles Parish, Louisiana. It will be drilled to a depth of approximately 13,500 feet. Drilling began on this well in August 2001 and is expected to reach total depth in early October 2001. Reef Partners is the managing venturer of this venture and purchased a 1% interest in this venture. Unrelated parties purchased the remaining 99%. Pure Reef initially held a 12.5% carried working interest (9.1875% net revenue interest) in this venture. This was reduced when Pure Reef conveyed a 1% carried working interest to two employees of Reef Exploration, in exchange for those employees' services. These employees were not owners or shareholders of Reef Exploration or Pure Reef. As a result, Pure Reef currently holds a 11.5% carried working interest (8.4525% net revenue interest) in this venture.

    SORRENTO NO. 1 JOINT VENTURE is a Texas general partnership formed to drill one exploratory oil and gas well in Ascension Parish, Louisiana. The well will be drilled to a depth of approximately 13,000 feet. Drilling operations on this well began in December 2001.

    Prior to the formation of the partnership, an affiliate of Reef Partners owned 100% of the working interest in the well. It is expected that the partnership will acquire up to 75% of the working interest in the well. The venture is not obligated to acquire the entire 75% of the working interest that is available. It is expected that any portion of the working interest that is not acquired by the venture will be retained by an affiliate of Reef Partners. It is expected that a 75% working interest will have an approximate 54.75% net revenue interest.

    Reef Partners will purchase at least a 1% interest in this partnership. It is expected that unrelated third parties will purchase the remaining 99% of the partnership, but Reef Partners and/or its affiliates may purchase part of the remaining 99%. An affiliate of Reef Partners received a 25% carried working interest (an approximate 18.25% net revenue interest) in this well.

    REEF PARTNERS 1999-A JOINT VENTURE is a Texas general partnership formed to purchase at auction undivided working interests in producing oil and gas wells. This partnership purchased interests in 27 wells located in Arkansas, Mississippi, North Dakota, Oklahoma, and Texas. It is the intention of the partnership to hold these interests on a long-term basis and to participate in the cash flow generated by them. The partnership does not intend to participate in any drilling operations. Reef Partners received the equivalent of a 10% carried working interests in this partnership. In addition, Reef Partners purchased an approximate 1.88% interest in this partnership. An affiliate of Reef Partners purchased an approximate 3.77% interest in this partnership. Unrelated third parties purchased the remaining approximate 84.35% interests in this partnership.

    REEF PARTNERS 1999-B JOINT VENTURE is a Texas general partnership formed to purchase at auction undivided working interests in producing oil and gas wells. This partnership purchased interests in 8 wells located in Mississippi, Oklahoma, Texas and Wyoming. It is the intention of the partnership to hold these interests on a long-term basis and to participate in the cash flow generated by them. The partnership does not intend to participate in any drilling operations. Reef Partners received the equivalent of a 10% carried working interest in this partnership. In addition, Reef Partners purchased an approximate 3.56% interest in this partnership. Unrelated third parties purchased the remaining approximate 86.44% interests in this partnership.

    REEF PARTNERS 1999-C LTD. INCOME FUND is a Texas limited partnership formed to purchase at auction undivided working interests in producing oil and gas wells. This partnership purchased interests in 18 wells located in Louisiana, Mississippi, New Mexico, Oklahoma, Texas and Wyoming. It is the intention of the partnership to hold these interests on a long-term basis and to participate in the cash flow generated by them. The partnership does not intend to participate in any drilling operations. Reef Partners received the equivalent of a 10% carried working interest in this partnership. In addition, Reef Partners purchased an approximate 5.59% interest in this partnership. Unrelated third parties purchased the remaining approximate 84.41% interests in this partnership.

    REEF PARTNERS 2000-A INCOME FUND JOINT VENTURE is a Texas general partnership formed to purchase at auction undivided working interests in
producing oil and gas wells. This partnership has purchased interests in   wells
located in Mississippi, New Mexico, Oklahoma, Texas, Utah and Wyoming. It is the intention of the partnership to hold these interests on a long-term basis and to participate in the cash flow generated by them. The partnership does not intend to participate in any drilling operations except as may be required by joint operating agreements for the development of proven reserves of oil and gas. Reef Partners received the equivalent of a 10% carried working interest in this partnership. In addition, Reef Partners purchased an approximate 2.66% interest in this partnership and unrelated third parties have purchased the remaining approximate 87.34% interests in this partnership.

    REEF PARTNERS 2001-A INCOME FUND JOINT VENTURE is a Texas general partnership formed to purchase at auction and by negotiated transactions undivided working interests in producing oil and gas wells. This partnership has purchased interests in 96 wells located in Alabama, Mississippi, New Mexico, North Dakota, Oklahoma, and Texas. This partnership will purchase additional interests. It is the intention of the partnership to hold these interests on a long-term basis and to participate in the cash flow generated by them. The partnership does not intend to participate in any drilling operations except as as may be required by joint operating agreements for the development of proven reserves of oil and gas. Reef Partners received the equivalent of a 10% carried working interest in this partnership. Reef Partners has purchased an approximate 1.19% interest in this partnership and unrelated third parties have purchased the remaining approximate 88.81% interests in this partnership.

    REEF PARTNERS 2001-B INCOME FUND JOINT VENTURE is a Texas general partnership formed to purchase at auction and by negotiated transactions undivided working interests in producing oil and gas wells. This partnership has purchased an interest in 1 well located in Mississippi and plans to purchase additional interests. It is the intention of the partnership to hold these interests on a long-term basis and to participate in the cash flow generated by them. The partnership does not intend to participate in any drilling operations except as may required by joint operating agreements for the development of proven reserves of oil and gas. Reef Partners received the equivalent of a 10% carried working interest in this partnership. At the beginning of the admission of partners to this partnership, Reef Partners purchased one-half of one unit, which constituted the entire capital of the partnership at that time. Reef Partners' percentage of ownership decreases each time a new partner is admitted to the partnership. At December 17, 2001, Reef Partners' ownership amounted to approximately a 9% interest and unrelated third parties have purchased the remaining approximate 91% interest in this partnership. Reef Partners' interest will not be reduced to less than 1% by reason of the admission of new partners.

                              PLAN OF DISTRIBUTION

DISTRIBUTION

    Units are being offered for sale through Western American Securities Corporation, the dealer manager, as principal distributor, and through NASD-licensed broker-dealers. Units are being offered on a "best efforts minimum-maximum" basis, to a select group of investors who meet the suitability standards set forth under "TERMS OF THE OFFERING--Investor Suitability" in the accompanying prospectus. Units will not be sold to tax-exempt investors or to foreign investors. "Best efforts minimum-maximum" means:

    - the various broker-dealers that will sell the units will not be obligated to sell or to purchase any amount of units, but will be obligated to make a reasonable and diligent effort (that is, their "best efforts") to sell as many units as possible; and

    - the offering of units in the partnership will not close unless the minimum number of units (50 units aggregating $1 million) is sold within the partnership's offering period.

    The term "maximum" refers to the maximum proceeds of $10 million that can be raised with respect to the partnership.

RELATIONSHIP BETWEEN DEALER MANAGER AND MANAGING GENERAL PARTNER

    Michael J. Mauceli, a member and the manager of the managing general partner and a principal shareholder, director and the Chief Executive Officer of Reef Exploration, is the brother of Paul Mauceli, the sole shareholder, director and Chief Executive Officer of the dealer manager.

COMPENSATION

    Western American Securities Corporation, the dealer manager of the program and a NASD member, will receive a sales commission, payable in cash, equal to 6% of the investor partners' subscriptions. The dealer manager may reallow this sum, in whole or in part, to NASD-licensed broker-dealers for sale of the units.

    As provided in the soliciting dealer agreements between the dealer manager and the various soliciting dealers, prior to the time that $1 million or more of subscription funds have been received and cleared from suitable investor partners in the partnership, the managing general partner may advance to the various NASD-licensed broker-dealers from the managing general partner's own funds the sales commissions that would otherwise be payable in connection with subscription funds so received and cleared. In the event that the minimum sale of 50 units has not occurred as of such time as the offering terminates or the managing general partner determines not to organize and fund the partnership for any reason, such broker-dealers that have been advanced commissions by the managing general partner with respect to the sale of units in the partnership are required by the soliciting dealer agreements to return such commissions to the managing general partner promptly.

    No sales commissions will be paid on sales of units to officers, directors, employees, or registered representatives of a soliciting dealer if such soliciting dealer, in its discretion, has elected to waive such sales commissions. Any units so purchased will be held for investment and not for resale.

    In no event will the total compensation to be paid to NASD members in connection with this offering, including without limitation, sales commissions, fees and expenses, exceed 10% of the proceeds received from the sale of the units plus an additional 0.5% for bona fide due diligence expenses.

DISCIPLINARY PROCEEDINGS REGARDING THE DEALER MANAGER

    Western American Securities Corporation has twice settled disputes with state securities administrators that have taken the position that certain joint venture interests sold by Western American, which Western American maintained were not securities as defined by federal and state law, were in fact securities requiring registration under such states' laws. In each of these cases, Western American neither admitted nor denied the factual findings of the relevant state securities administrator, but consented to the entry of an administrative order. While Western American believes that federal and state law supports the proposition that in general, joint venture interests (being an interest in a general partnership) are not securities, litigating the issue is time consuming and expensive and did not seem prudent in these two instances.

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    In September 1996, Western American entered into a consent order in the
State of Illinois pursuant to which it paid a fine of $10,000 and withdrew its registration as a securities dealer in the State of Illinois (which was reinstated in January 1999). In December 1995, Western American entered into a consent order in the State of Texas pursuant to which it paid a fine of $15,000 and agreed to 180 days' probation. During the probation, Western American agreed to restrict its offers to sell securities to those made by registered agents in Texas, to prohibit unregistered individuals from making calls to prospective investors on its behalf, and to maintain and make certain records and books available to the State for examination upon request.

    Western American also was censured in 1995 by the NASD and fined $2,500 for failure to maintain its minimum required net capital and monthly balances.

INDEMNIFICATION

    The managing general partner, the dealer manager, and soliciting dealers have agreed to indemnify one another against certain civil liabilities, including liability under the Securities Act. Members of the selling group may be deemed to be "underwriters" as defined under the Securities Act, and their commissions and other payments may be deemed to be underwriting compensation.

QUALIFICATION TO SELL

    The dealer manager may offer the units and receive commissions in connection with the sale of units only in those states in which it is lawfully qualified to do so.

MANAGING GENERAL PARTNER'S PURCHASE OF UNITS

    The managing general partner and its affiliates will purchase units in the partnership on the same terms and conditions as other investors, net of the management fee. The purchase of units by the managing general partner and/or its affiliates may have the effect of allowing the offering of the partnership's units to be subscribed to the minimum subscription amount, thereby satisfying an express condition of the offering, and thus allow the offering to close. Any units purchased by the managing general partner and/or its affiliates will be held for investment and not for resale.